                     STOCK PURCHASE AGREEMENT


          THIS STOCK PURCHASE AGREEMENT, dated as of
9/16, 1996 (this "Agreement"), is by and between Carolyn E. Roth (the "Seller") and Feather River State Bank, a California banking corporation (the "Bank").

                             RECITALS

          A.    Seller owns one hundred percent of the
outstanding shares of capital stock (the "Shares") of E.P.I. Leasing Co., Inc., a California corporation (the "Company"), which shares Seller desires to sell to Bank and which shares Bank is willing to purchase from Seller, on the terms and conditions set forth herein.

          B. In connection with said purchase and sale of the Shares, Seller and Bank desire to enter into a related employment agreement, attached hereto as EXHIBIT A and a noncompetition agreement (the "Noncompetition
Agreement"), attached hereto as EXHIBIT B, which are incorporated herein by this reference.

          NOW, THEREFORE, on the basis of the foregoing recitals and in consideration of the mutual covenants, agreements, representations and warranties contained herein, the parties hereto do covenant and agree as follows:


                           DEFINITIONS

          Except as otherwise expressly provided for in this Agreement, or unless the context otherwise requires, as used throughout this Agreement the following terms shall have the respective meanings specified below:


          "Affiliate" of, or a person "Affiliated" with, a specific person(s) is a person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the person(s) specified.

          "Arthur Andersen" means Arthur Andersen LLP, the
Bank's independent accountants.

          "Bank" has the meaning set forth in the preamble to this Agreement.

          "Bank Conflicts and Consents List" has the meaning set forth in Section 4.3.

          "Bank List" means any list required to be furnished by Bank to Seller.

          "Benefit Arrangements" has the meaning set forth in Section 3.20(b).

          "Business Day" means any day other than a Saturday, Sunday or day on which a bank chartered under the laws of the State of California is closed.

          "CIB" means California Independent Bancorp, a
California corporation and holding company for the Bank.

          "Claim" has the meaning set forth in Section 14.3.

          "Closing" means the consummation of the
transactions contemplated by this Agreement (as defined herein) provided for in Article II of this Agreement on the Closing Date (as defined herein) at the offices of Feather
River State Bank, 1005 Stafford Way, Yuba City, California, or at such other place as the parties may agree upon.

          "Closing Date" means the first Friday which is at least five Business Days following receipt of all necessary regulatory approvals to consummate the transaction contemplated by the Agreement, or such other date as the parties shall mutually agree upon.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Company" means E.P.I. Leasing Co., Inc., a
California corporation.

          "Company Bank Accounts" means those accounts maintained at a "depository institution" as that term is defined in 12 C.F.R. Section 348.2, and any parent, subsidiary or affiliate thereof.

          "Company Conflicts and Consents List" has the meaning set forth in Section 3.6.

          "Company Contract List" has the meaning set forth in Section 3.16.

          "Company Employee Plan List" has the meaning set forth in Section 3.20.

          "Company Environmental Compliance List" has the meaning set forth in Section 3.12.

          "Company Filings" has the meaning set forth in
Section 3.5.

          "Company Filings List" has the meaning set forth in Section 3.5.

          "Company Insurance List" has the meaning set forth in Section 3.7.

          "Company List" means any list required to be furnished by Seller to the Bank herewith.

          "Company Litigation List" has the meaning set forth in Section 3.10.

          "Company Personal Property List" has the meaning set forth in Section 3.8.

          "Company Real Property List" has the meaning set forth in Section 3.9.

          "Company Stock" means the common stock, no par value, of the Company.

          "Company Tax List" has the meaning set forth in
Section 3.11.

          "Employee Plans" has the meaning set forth in
Section 3.20(a).

          "Encumbrance" shall mean any option, pledge, security interest, lien, charge, encumbrance or restriction
(whether on voting or disposition or otherwise), whether imposed by agreement, understanding, law or otherwise.

          "Environmental Regulations" has the meaning set forth in Section 3.12(b).

          "ERISA" means the Employee Retirement Income
Security Act of 1974, as amended.

          "FDIC" means the Federal Deposit Insurance
Corporation

          "Financial Statements of CIB" means the audited consolidated financial statements of CIB consisting of the consolidated statements of condition as of December 31, 1993, 1994 and 1995, the related consolidated statements of income, stockholders' equity and cash flows for the years then ended and the related notes thereto and related opinions thereon for the years then ended and CIB's unaudited consolidated statements of financial condition and consolidated statement of income and cash flows as of and for the six month period ended June 30, 1996.

          "Financial Statements of the Company" means the compiled financial statements of the Company consisting of the balance sheets as of September 30, 1993, 1994 and 1995, the related statements of operations, stockholders' equity and cash flows for the years then ended and the related notes thereto and related opinions thereon for the years then ended and the Company's balance sheet and statements of operations and cash flows as of and for the six month period ending June 30, 1996.

          "FRB" means the Board of Governors of the Federal
Reserve System.

          "Governmental Entity" shall mean any court or tribunal in any jurisdiction or any United States federal, state, municipal, domestic, foreign or other administrative authority or instrumentality.

          "Hazardous Materials" has the meaning set forth in
Section 3.12(b).

          "Immediate Family" means a person's spouse, parents, in-laws, children and siblings.

          "Indemnifiable Expenses" shall have the meaning set forth in Section 14.1.

          "IRS" means the Internal Revenue Service.

          "Logoluso" means Gerald P. Logoluso, CPA the
Company's independent accountants.

          "Losses" shall have the meaning set forth in
Section 14.1.

          "Person" means any individual, corporation, association, partnership, trust, joint venture, other entity, unincorporated body, government or governmental department or agency.

          "Preliminary Purchase Price" has the meaning set forth in Section 1.2.

          "Preliminary Purchase Price Certificate" means a certificate delivered no later than four Business Days prior to the Closing Date setting forth the Preliminary Purchase
Price.

          "Purchase Options/Residuals" are all residuals reflected on the books of the Company at the time of Closing.

          "Purchase Price" shall have the meaning set forth in Section 8.2.

          "Purchase Price Certificate" shall mean a certificate, executed by the Seller and the President of the Company, setting forth the Purchase Price.

          "Receivables" means: (i) in-house lease
receivables, (ii) monies due the Company from their funding sources on transactions which are signed but not yet funded;
(iii) bonuses from funding sources earned but not yet received; (iv) refunds due the Company; (v) monies due the Company from vendors to reimburse the Company for pre-funded transactions and (vi) monies due from lessees for payments due on signed documents.

          "Related Group of Persons" means Affiliates, members of an Immediate Family or Persons the obligations of whom would be attributed to another Person pursuant to the regulations promulgated by the SEC at 17 C.F.R. Section 240.13d3 (as defined herein).

          "SBD" means the California State Banking
Department.

          "Shares" means all the outstanding shares of Company Stock.

          "Tanks" has the meaning set forth in Section
3.12(b).

          "Understanding" means any contract, agreement, understanding, commitment or offer, whether oral or written, which may become a binding obligation if accepted by another
Person.


                             ARTICLE I

                        PURCHASE AND SALE

          1.1 PURCHASE AND SALE OF SHARES. Subject to the terms and conditions set forth in this Agreement, at the Closing, the Seller shall sell, transfer, convey and deliver to the Bank, and Bank shall accept, acquire and take delivery of, all of the Shares owned by the Seller.

          1.2 PURCHASE PRICE. As full consideration for the sale, transfer, conveyance and delivery to Bank of all of the Shares on the Closing Date, Bank shall pay to Seller an amount (the "Purchase Price") calculated pursuant to
Section 8.2

          1.3   PRELIMINARY AMOUNT.  On the Closing Date,
Bank shall pay to Seller a preliminary amount (the
"Preliminary Amount") for all of the Shares determined as follows:

                (a)   Cash in an amount equal to all monies
contained in the Company's Bank Accounts five Business Days prior to the Closing Date plus Receivables; plus

                (b)   Cash in an amount equal to 85 percent
of the Purchase Options/Residuals and all applicable fees in conjunction therewith five Business Days prior to the Closing Date; plus

                (c)   Cash in an amount equal to $100,000
for all of the Company's physical assets; plus

                (d)   Cash in an amount of $240,000 for the
Company's goodwill.


          1.4   OFFICER'S CERTIFICATE AND ACCOUNTANT'S
REVIEW. The Preliminary Amount shall be set forth not later than four Business Days prior to the Closing Date in a Preliminary Amount Certificate to be delivered by Seller to Bank. The amounts contained in the Preliminary Amount Certificate and the procedures upon which the calculation of the Preliminary Amount shall be reviewed and confirmed by Arthur Anderson or such other reviewer as the Bank may designate.

          1.5   ADJUSTMENTS TO PURCHASE PRICE.  If the
Purchase Price, as determined based on the Closing Review to be conducted pursuant to Section 8.2 hereof, is an amount less than the amount set forth in the Preliminary Amount Certificate, then the Seller shall deliver to the Bank in immediately available funds, within 10 Business Days of delivery of the Closing Review to the Seller, the difference between the amount set forth in the Purchase Price Certificate and the Preliminary Amount Certificate.

          If the Purchase Price is an amount greater than the amount set forth in the Preliminary Amount Certificate, then the Bank shall deliver to the Seller in immediately available funds, within 10 Business Days of delivery of the Closing Review to the Seller, the difference between the Purchase Price and the amount set forth in the Preliminary
Amount Certificate.


                             ARTICLE II

                           THE CLOSING

          2.1   CLOSING.   The closing (the "Closing")
shall take place at the offices of the Bank at 10:00 a.m. on the Closing Date.

          2.2   DELIVERIES BY SELLER    At or prior to the
Closing, the Seller shall deliver to the Bank the following:

                (a)   Certificates evidencing all of the
Shares, which certificates shall be duly endorsed in blank or accompanied by duly executed stock powers;

                (b)   Resignations of all directors of the
Company except for Carolyn Roth;

                (c)   The certificate referred to in
Section 11.10;

                (d)   The opinion referred to in
Section 11.1;

                (e)   All financial, accounting, stock and
corporate books and records, and any other books or records material to the business of the Company;

                (f)   Complete and correct copies of the
Company's Articles of Incorporation and Bylaws certified by the Company's corporate secretary, as in effect on the date hereof and the Closing Date;

                (g)   A certificate of good standing dated
as of a day within five Business Days of the Closing from the Secretary of State of California;

                (h)   All consents, waivers or approvals,
if any, obtained with respect to the consummation of the transactions contemplated by this Agreement;

                (i)   the Preliminary Amount Certificate;

                (k)   An executed copy of the key-man
insurance policy referred to in Section 11.10; and

                (l)   Evidence showing compliance with
Section 11.12.

          2.3   DELIVERIES BY THE BANK.      At or prior to
the Closing, the Bank will deliver to the Seller the following:

                (a)   The Preliminary Amount;

                (b)   The payment required by Section 4.1
of the Noncompetition Agreement between the Bank and Seller;

                (c)   The opinion referred to in Section 10.1;

                (d)   The certificate referred to in Section 10.5;

                (e)   A certificate of good standing with
respect to the Bank dated as of a day within five Business
Days of the Closing from the Secretary of State of California; and

                (f)   Complete and correct copies,
certified by the Bank's corporate secretary, of the Bank's:
(i) Articles of Incorporation; (ii) Bylaws; and (iii) resolutions of the Board of Directors authorizing the Bank to consummate the transactions contemplated by the Agreement.

                (g)   A copy of all regulatory approvals
from all Governmental Entities necessary to consummate the transactions contemplated herein.

                           ARTICLE III

           REPRESENTATIONS AND WARRANTIES OF THE SELLER

          The Seller represents and warrants to the Bank as follows:

          3.1 INCORPORATION, STANDING AND POWER. The Company is a California corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as presently conducted. Neither the scope of the business of the Company nor the location of any of its respective properties requires that the Company be licensed to do business in any jurisdiction other than the State of California where the failure to be so licensed would, individually or in the aggregate, have a materially adverse effect on the financial condition, results of operation or business of the Company. The Company has delivered to the Bank true and correct copies of its Articles of Incorporation and Bylaws, as amended, and in effect as of the date hereof.

          3.2 CAPITALIZATION. As of the date of this Agreement, the authorized capital stock of the Company consists of 1,000,000 shares of the Company Stock, of which 500 shares are issued and outstanding and all of which are owned by Seller. All of the outstanding shares of the Company Stock are duly authorized, validly issued, fully
paid and nonassessable.   There are no outstanding options,
warrants or other rights in or with respect to the unissued shares of the Company Stock nor any securities convertible into such stock, and the Company is not obligated to issue any additional shares of its Company Stock or any additional options, warrants or other rights in or with respect to the unissued shares of such stock or any other securities convertible into such stock.

          3.3   SUBSIDIARIES.   The Company does not own,
directly or indirectly, the outstanding stock or equity or other voting interest in any corporation, partnership, joint venture or other entity.

          3.4   FINANCIAL STATEMENTS.  The Seller has
previously furnished to the Bank a copy of the Financial Statements of the Company. The Financial Statements of the
Company: (a) present fairly the financial condition of the Company as of the respective dates indicated and its results of operations and changes in cash flows, for the respective periods then ended, subject, in the case of the unaudited interim financial statements, to normal recurring adjustments; (b) have been prepared in accordance with generally accepted accounting principles consistently applied (except as otherwise indicated therein); and (c) are based upon the books and records of the Company.

          3.5 REPORTS AND FILINGS. Except as set forth in a list (the "Company Filings List"), since January 1, 1993, to the best of Seller's knowledge, the Company has filed all reports, returns, registrations and statements (such reports and filings referred to as "the Company Filings"), together with any amendments required to be made with respect thereto, that were required to be filed with
(a) any applicable Governmental Entity, including taxing authorities, except where the failure to file such reports, returns, registrations or statements has not had and is not reasonably expected to have a material adverse effect on the business, financial condition, results of operations or prospects of the Company. No administrative actions have been taken or orders issued in connection with such the Company Filings. As of their respective dates, each of such Company Filings (y) complied in all material respects with all laws and regulations enforced or promulgated by the Governmental Entity with which it was filed (or was amended so as to be in compliance promptly following discovery of any such noncompliance); and (z) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any of such Company Filings fairly presented the financial position of the Company and was prepared in accordance with generally accepted accounting principles or banking regulations consistently applied, except as stated therein, during the periods involved. The Company has furnished the Bank with true and correct copies of all the Company Filings filed by the Company since January 1, 1993.

          3.6 AUTHORITY OF THE SELLER. The Seller has full personal power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and this Agreement has been duly executed and delivered by such Seller and constitutes the legal, valid and binding obligations of such Seller and this Agreement is upon due execution and delivery by the respective parties thereto, a valid and binding obligation of the Seller enforceable in accordance with its terms. Except as set forth in a list furnished by the Seller to the Bank (the "Company Conflicts and Consents List"), neither the execution and delivery by the Seller of this Agreement the consummation of the transactions contemplated herein or therein, nor compliance by the Seller or the Company with any of the provisions hereof or thereof, will: (a) conflict with or result in a breach of any provision of the Company's Articles of Incorporation, as amended, or Bylaws, as amended; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which the Company or the Seller is a party, or by which the Company or the Seller or any of their respective properties or assets is bound; (c) result in the creation or imposition of any Encumbrance on any of the properties or assets of the Company or the Shares or; (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets or
(e) permit the acceleration of the maturity of any indebtedness of the Company or any indebtedness secured by any of the Company assets or the Shares. Except as set forth in the Company Conflicts and Consents List, no consent of, approval of, notice to or filing with any Governmental Entity having jurisdiction over any aspect of the business or assets of the Company, and no consent of, approval of or notice to any other Person, is required in connection with the execution and delivery by the Seller of this Agreement or the consummation of the transactions contemplated hereby.

          3.7 INSURANCE. The Company has policies of insurance and bonds with respect to its assets and business against such casualties and contingencies and in such amounts, types and forms as it reasonably deems appropriate and adequate for its business, operations, properties and assets. All such insurance policies and bonds are in full force and effect. Except as set forth in a list furnished by the Seller to the Bank (the "Company Insurance List"), no insurer under any such policy or bond has canceled or indicated an intention to cancel or not to renew any such policy or bond or generally disclaimed liability thereunder. Except as set forth in the Company Insurance List, the Company is not in default under any such policy or bond and all material claims thereunder have been filed in a timely fashion. Set forth in the Company Insurance List is a list of all policies of insurance carried and owned by the Company showing the name of the insurance company, the nature of the coverage, the policy limit, the annual premiums and the expiration dates. There has been delivered to the Bank a copy of each such policy of insurance.

          3.8 TITLE TO ASSETS. The Company has good and marketable title to all its material properties and assets, other than real property, owned or stated to be owned by the Company, free and clear of all Encumbrances except: (a) as set forth in the Financial Statements of the Company; (b) for Encumbrances for current taxes not yet due; (c) for Encumbrances incurred in the ordinary course of business;
(d) for Encumbrances that are not substantial in character, amount or extent and that do not materially detract from the value, or interfere with present use, of the property subject thereto or affected thereby, or otherwise materially impair the conduct of business of the Company; or (e) as set forth in a list furnished by the Seller to the Bank (the "Company Personal Property List.")

          3.9 REAL ESTATE. The Company has no interests in any real property, including leaseholds and all other interests in real property.

          3.10 LITIGATION. Except as set forth in the Company Filings or in a list furnished by the Company to the Bank (the "Company Litigation List"), there is no private or governmental suit, claim, action or proceeding pending, nor to the Seller's knowledge threatened, against the Company or against any of its directors, officers or employees relating to the performance of their duties in such capacities or against or affecting any properties of the Company which, if adversely determined, would have a material adverse effect upon the business, financial condition or results of operations of the Company or the transactions contemplated hereby, or which may involve a judgment against the Company in excess of $10,000. Also, except as disclosed in the Company Filings or in the Company Litigation List, there are no material judgments, decrees, stipulations or orders against the Company or enjoining its directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area.

          3.11 TAXES. To the best of Seller's knowledge, the Company has filed all federal and foreign income tax returns, all state and local franchise and income tax, real and personal property tax, sales and use tax, premium tax, excise tax and other tax returns of every character required to be filed and has paid all taxes, together with any interest and penalties owing in connection therewith, shown on such returns to be due in respect of the periods covered by such returns, other than taxes which are being contested in good faith and for which adequate reserves have been
established.   The Company has not filed a consent pursuant
to Section 341(f) of the Code. The tax and audit positions taken by the Company in connection with the tax returns described in the preceding sentence were reasonable and asserted in good faith. The

Company has filed all required payroll tax returns, has fulfilled all tax withholding obligations and has paid over to the appropriate governmental authorities the proper amounts with respect to the foregoing. Adequate provision has been made in the books and records of the Company and, to the extent required by generally accepted accounting procedures, reflected in the Financial Statements of the Company, for all tax liabilities, including interest or penalties, whether or not due and payable and whether or not disputed, with respect to any and all federal, foreign, state, local and other taxes for the periods covered by such financial statements and for all prior periods. The Seller has furnished the Bank a list (the "Company Tax List") setting forth the date or dates through which the IRS has examined the federal tax returns of the Company and the date or dates through which any foreign, state, local or other taxing authority has examined any other tax returns of the Company. The Company Tax List also contains a complete list of each year for which any federal, state, local or foreign tax authority has obtained or has requested an extension of the statute of limitations from the Company and lists each tax case of the Company currently pending in audit, at the administrative appeals level or in litigation. The Company Tax List further lists the date and issuing authority of each statutory notice of deficiency, notice of proposed assessment and revenue agent's report issued to the Company within the last twelve (12) months. Except as set forth in the Company List, neither the IRS nor any foreign, state, local or other taxing authority has, during the past three years, examined or is in the process of examining any federal, foreign, state, local or other tax returns of the Company. To the knowledge of the Company, neither the IRS nor any foreign, state, local or other taxing authority is now asserting or threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith) except as set forth on the Company Tax List.

          3.12  COMPLIANCE WITH LAWS AND REGULATIONS.

                (a)  To the best of Seller's knowledge, the
Company is not in default under or in breach of any provision its Articles of Incorporation, as amended, or Bylaws, as amended, or law, ordinance, rule or regulation promulgated by any Governmental Entity, where such default or breach would have a material adverse effect on the business, financial condition or results of operations of the Company.

                (b)  Without limiting Section 3.12(a), to
the best of the Seller's knowledge and except as set forth on a list furnished by the Seller to the Bank (the "Company Environmental Compliance List") (i) the Seller and the Company are in compliance with all Environmental Regulations; (ii) there are no Tanks on or about the Company Property; (iii) there are no Hazardous Materials on, below or above the surface of, or migrating to or from the Company Property; (iv) the Company has no loans outstanding secured by real property that is not in compliance with Environmental Regulations or which has a leaking Tank or upon which there are Hazardous Materials on or migrating to or from; and (v) without limiting Section 3.10 or the foregoing representations and warranties contained in clauses (i) through (iv), as of the date of this Agreement, there is no claim, action, suit, or proceeding or notice thereof before any Governmental Entity pending against the Company or concerning property securing the Company leases and/or loans and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting the Company Property or property securing the Company leases and/or loans, relating to the foregoing representations (i) - (iv), in each case the noncompliance with which, or the presence of which would have a material adverse effect on the business, financial condition or results of operation of the Company. For purposes of this Section 3.12(b), the term "Environmental Regulations" shall mean all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items, of all Governmental Entities and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health or the environment, including, without limitation: all requirements, including, but not limited to those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials, or wastes, whether solid, liquid, or gaseous in nature and all requirements pertaining to the protection of the health and safety of employees or the public. "The Company Property" shall mean real estate currently owned, leased, or otherwise used by the Company, or in which the Company has an investment or security interest (by mortgage, deed of trust, sale and lease-back or otherwise), including, without limitation, properties under foreclosure and properties held by the Company in its capacity as a trustee or otherwise. "Tank" shall mean treatment or storage tanks, sumps, or water, gas or oil wells and associated piping transportation devices. "Hazardous Materials" shall mean any substance the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action, policy or common law; or which is or becomes defined as a hazardous waste, hazardous substance, hazardous material, used oil, pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601, ET SEQ.); the Resource Conservation and Recovery Act (42 U.S.C. Section 6901, ET SEQ.); the Clean Air Act, as amended (42 U.S.C. Section 7401, ET SEQ.); the Federal Water Pollution Control Act, as amended (33 U.S.C.
Section 1251, ET SEQ.); the Toxic Substances Control Act, as amended (15 U.S.C. Section 9601, ET SEQ.); the Occupational Safety and Health Act, as amended (29 U.S.C. Section 651; the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. Section 11001, ET SEQ.); the Mine Safety and Health Act of 1977, as amended (30 U.S.C. Section 801, ET SEQ.); the Safe Drinking Water Act (42 U.S.C. Section 300f, ET SEQ.); and all comparable state and local laws, including without limitation, the Carpenter-Presley-Tanner Hazardous Substance Account Act (State Superfund), the Porter-Cologne Water Quality Control Act, Section 25140, 25501(j) and (k), 25501.1,25281 and 25250.1 of the California Health and Safety Code and/or Article I of Title 22 of the California Code of Regulations, Division 4, Chapter 30; laws of other jurisdictions or orders and regulations; or the presence of which causes or threatens to cause a nuisance, trespass or other common law tort upon real property or adjacent properties or poses or threatens to pose a hazard to the health or safety of persons or without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons; polychlorinated biphenyls (PCBs), asbestos or urea formaldehyde foam insulation.

          3.13 PERFORMANCE OF OBLIGATIONS. To the best of Seller's knowledge, the Company has performed in all material respects all of the obligations required to be performed by it to date and is not in default under or in breach of any term or provision of any covenant, contract, lease, indenture or any other covenant to which it is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach, where such default or breach would have a material adverse effect on the business, financial condition or results of operations of the Company. To the best of the Seller's knowledge, no party with whom the Company has an agreement that is of material importance to the business of the Company is in default thereunder.

          3.14  EMPLOYEES.  There are no controversies
pending or threatened between the Company and any of its employees that are likely to have a material adverse effect on the business, financial condition or results of operation of the Company. The Company is not a party to any collective bargaining agreement with respect to any of its employees or any labor organization to which its employees or any of them belong.

          3.15 BROKERS AND FINDERS. The Company is not a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein will result in any liability to any broker or finder.

          3.16 MATERIAL CONTRACTS. Except as set forth in a list furnished by the Seller to the Bank (the "Company Contract List") hereto (all items listed or required to be listed in such Company Contract List being referred to herein as "Scheduled Contracts"), the Company is not a party or otherwise subject to:

                (a)   any employment, deferred
compensation, bonus or consulting contract that (i) has a remaining term, as of the date of this Agreement, of more than one year in length of obligation on the part of the Company and is not terminable by the Company within one year without penalty or (ii) requires payment by the Company of $5,000 or more per annum;

                (b)   any advertising, brokerage,
licensing, dealership, representative or agency relationship or contract requiring payment by the Company of $5,000 or more per annum;

                (c)   any contract or agreement that
restricts the Company (or would restrict any Affiliate of any of them (including the Bank)) after the Closing from competing in any line of business with any Person or using or employing the services of any Person;

                (d)   any lease of real or personal
property providing for annual lease payments by or to the Company in excess of $10,000 per annum other than (A) leases entered into in the ordinary course of business in which the Company is lessor and (B) leases of real property presently used by the Company as its principal office;

                (e)   any mortgage, pledge, conditional
sales contract, security agreement, option, or any other similar agreement with respect to any interest of the Company (other than as mortgagor or pledgor in the ordinary course of its banking business or as mortgagee, secured party or deed of trust beneficiary in the ordinary course of its business) in personal property having a value of $10,000 or more;

                (f)   other than as described in the
Company Filings or as set forth in the Company Employee Plan List, any stock purchase, stock option, stock bonus, stock ownership, profit sharing, group insurance, bonus, deferred compensation, severance pay, pension, retirement, savings or other incentive, welfare or employment plan or material agreement providing benefits to any present or former employees, officers or directors of the Company;

                (g)   any agreement to acquire equipment or
any commitment to make capital expenditures of $10,000 or more;

                (h)   other than agreements entered into in
the ordinary course of business, including sales of other real estate owned, any agreement for the sale of any property or assets in which the Company has an ownership interest or for the grant of any preferential right to purchase any such property or asset;

                (i)   any agreement for the borrowing of
any money;

                (j)   any restrictive covenant contained in
any deed to or lease of real property owned or leased by the Company (as lessee) that materially restricts the use, transferability or value of such property;

                (k)   any guarantee or indemnification
which involves the sum of $10,000 or more, other than lease commitments issued in the normal course of business;

                (l)   any supply, maintenance or landscape
contracts not terminable by the Company without penalty on 30 days' or less notice and which provides for payments in excess of $2,500 per annum;

                (m)   other than as disclosed with
reference to subparagraph (k) of this Section 3.16, any material agreement which would be terminable other than by the Company as a result of the consummation of the transactions contemplated by this Agreement;

                (n)   any contract relating to the
provision of data processing services to the Company; or

                (o)   any other agreement of any other kind
which involves future payments or receipts or performances of services or delivery of items requiring payment of $10,000 or more to or by the Company other than payments made under or pursuant to loan agreements, participation agreements and other agreements for the extension of credit in the ordinary course of their business.

                (p)   any agreement that, alone or in
conjunction with any other agreements, would result in a deduction disallowance under Section 280G of the Code or imposition of an excise tax under Section 4999 of the Code.

                True copies of all Scheduled Contracts,
including all amendments and supplements thereto, have been delivered to the Bank.

          3.17  CERTAIN MATERIAL CHANGES.  Except as
specifically required, permitted or effected by this Agreement, since December 31, 1995, there has not been, occurred or arisen any of the following (whether or not in the ordinary course of business unless otherwise indicated):

                (a)   Any change in any of the assets,
liabilities, permits, methods of accounting or accounting practices, business, or manner of conducting business, of the Company or any other event or development that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, permits, business, financial condition, results of operations or prospects of the Company;

                (b)   Any damage, destruction or other
casualty loss (whether or not covered by insurance) that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, business, financial condition, results of operations or prospects of the Company or that may involve a loss of more than $10,000 in excess of applicable insurance coverage;

                (c)   Any amendment, modification or
termination of any existing, or entry into any new, material contract or permit that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, business, financial condition, results of operations or prospects of the Company;

                (d)   Any disposition by the Company of an
asset the lack of which has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, business, financial condition, results of operations or prospects of the Company; or

                (e)   Any direct or indirect redemption,
purchase or other acquisition by the Company of any equity securities or any declaration, setting aside or payment of any dividend (except, in the case of the declaration, setting aside or payment of a cash dividend, as disclosed in the Financial Statements of the Company) or other distribution on or in respect of the Company Stock whether consisting of money, other personal property, real property or other things of value.

          3.18  LICENSES AND PERMITS.  To the best of
Seller's knowledge, the Company has all material licenses and permits that are necessary for the conduct of its business, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of the Company. The properties, assets, operations and business of the Company are and have been maintained and conducted, in all material respects, in compliance with all applicable licenses and permits. The properties and operations of the Company are and have been maintained and conducted, in all material respects, in compliance with all applicable laws and regulations.

          3.19 UNDISCLOSED LIABILITIES. The Company does not have any liabilities or obligations, either accrued or contingent, that are material to the Company and that have not been: (a) reflected or disclosed in the Financial Statements of the Company; (b) incurred subsequent to December 31, 1995 in the ordinary course of business; or
(c) disclosed in a list furnished by the Company to Bank (the "Undisclosed Liabilities List") or on any other the Company List. The Seller does not know of any basis for the assertion against the Company of any liability, obligation or claim (including, without limitation, that of any regulatory authority) that is likely to result in or cause a material adverse change in the business, financial condition or results of operations of the Company that is not fairly reflected in the Financial Statements of the Company or otherwise disclosed in this Agreement.

          3.20  EMPLOYEE BENEFIT PLANS.

                (a)   The Company has no "employee benefit
plan," as defined in Section 3(3) of ERISA, and which is subject to any provision of ERISA.

                (b)   The Seller has previously made
available to the Bank copies or descriptions of each plan or arrangement maintained or otherwise contributed to by the Company which (exclusive of base salary and base wages) provides for any form of current or deferred compensation, bonus, stock option, profit sharing, benefit, retirement, incentive, group health or insurance, welfare or similar plan or arrangement for the benefit of any employee or class of employees, whether active or retired, of the Company (such plans and arrangements being collectively referred to
herein as "Benefit Arrangements").   All Benefit
Arrangements which are in effect were in effect for substantially all of 1994. There has been no material amendment thereof or increase in the cost thereof or benefits payable thereunder since January 1, 1995. There has been no material increase in the compensation of or benefits payable to any senior executive employee of he Company since December 31, 1994, nor any employment, severance or similar contract entered into with any such employee, nor any amendment to any such contract, since December 31, 1994. There is no contract, agreement or benefit arrangement covering any employee of the Company which individually or collectively could give rise to the payment of any amount which would constitute an "excess parachute payment," as such term is defined in
Section 280(G) of the Code.

                (c)   With respect to all Benefit
Arrangements, the Company is in material compliance (other than noncompliance the cost or liability for which is not material) with the requirements prescribed by any and all statutes, governmental or court orders, or governmental rules or regulations currently in effect, including but not limited to ERISA and the Code, applicable to such plans or arrangements. All material government reports and filings required by law have been properly and timely filed and all information required to be distributed to participants or beneficiaries has been distributed with respect to each Employee. The Company has performed all of its obligations under all such Benefit Arrangements in all material aspects. There is no pending or, to the knowledge of the Company threatened legal action, proceeding or investigation against or involving any Benefit Arrangement which could result in a material amount of liability to such Benefit Arrangement.
No "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the Code, has occurred with respect to any employee benefit plan maintained by the Company which is covered by Title I of ERISA, which could subject any person (other than a person for whom the Company is not directly or indirectly responsible) to a material amount of liability under Title I of ERISA or to the imposition of a material amount of tax under Section 4975 of the Code which could have a material adverse effect on the business, assets, financial condition, results of operations or prospects of the Company; nor has any Employee Plan subject to Part III of Subtitle B of Title I of ERISA or
Section 412 of the Code, or both, incurred any "accumulated funding deficiency," as defined in Section 412 of the Code, whether or not waived, nor has the Company failed to make any contribution or pay any amount due and owing as required by the terms of any Benefit Arrangement. No "reportable event" as defined in ERISA has occurred with respect to any of the Employee Plans. To the knowledge of the Company, the Company has not incurred nor expects to incur, directly or indirectly, a material amount of liability under Title IV or ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA which could constitute a liability of CIB or of any of its affiliates (including the Company) at or after the Closing Date.

                (d)   Except for Scheduled Contracts set
forth in the Company Contract List, each Benefit Arrangement and each personal services contract, fringe benefit, consulting contract or similar arrangement with or for the benefit of any officer, director, employee or other person can be terminated by the Company within a period of 30 days following the Closing Date, without payment of any amount as a penalty, bonus, premium, severance pay or other compensation for such termination.

                (e)   All group health plans of the Company
have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code in all material respects.

          3.21 CORPORATE RECORDS. Seller has provided the minute books of the Company to the Bank. The entries in the minute books accurately reflect all material actions taken to this date by the respective shareholders, boards of directors and committees of the Company and contain true and complete copies of the Articles of Incorporation, Bylaws and other charter documents, and all amendments thereto.

          3.22  ACCOUNTING RECORDS.  To the best of
Seller's knowledge, the Company maintains accounting records which fairly and validly reflect, in all material respects, its transactions and accounting controls exist sufficient to provide reasonable assurances that such transactions are, in all material respects, (i) executed in accordance with its management's general or specific authorization, and (ii) recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting procedures. Such records, to the extent they contain important information pertaining to the Company which is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely.

          3.23  POWER OF ATTORNEY.  The Company has not
granted any Person a power of attorney or similar authorization that is presently in effect or outstanding, except as may be part of any agreement identified in the Company Contract List.

          3.24 FACTS AFFECTING REGULATORY APPROVALS. To the best knowledge of the Seller, there is no fact, event or condition applicable to the Company which will, or reasonably could be expected to, adversely affect the likelihood of securing the requisite approvals or consents of any Governmental Entity to the transactions contemplated by this Agreement.

          3.25 ACCURACY AND CURRENTNESS OF INFORMATION FURNISHED. The representations and warranties made by the Seller hereby or in the Company Lists or schedules hereto do not contain any untrue statement of a material fact or omit to state any material fact which is necessary under the circumstances under which they were made to prevent the statements contained herein or in such schedules from being misleading.

                            ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF THE BANK

          The Bank hereby represents and warrants to the Seller as follows:

          4.1   INCORPORATION, STANDING AND POWER.  The
Bank is a bank duly organized, and validly existing and in good standing under the laws of the State of California and is authorized by the Superintendent to conduct a general
banking business.   The Bank's deposits are insured by the
FDIC in the manner and to the extent provided by law. The Bank has all requisite corporate power and authority to own, lease and operate their respective properties and assets and to carry on their respective businesses as presently conducted. The Bank is duly qualified and in good standing as a foreign corporation, and is authorized to do business, in all states or other jurisdictions in which such qualification or authorization is necessary, except where the failure to be so qualified or authorized would not, individually or in the aggregate, have a materially adverse effect on the financial condition, results of operation or business of the Bank.
The Bank has delivered to the Seller true and correct copies of its Articles of Incorporation and Bylaws, as amended, and in effect as of the date hereof.

          4.2   FINANCIAL STATEMENTS.  The Bank has
previously furnished to the Seller a copy of the Financial Statements of CIB. The Financial Statements of CIB:
(a) present fairly the consolidated financial condition of CIB as of the respective dates indicated and its consolidated results of operations and changes in cash flows, as applicable, for the respective periods then ended, subject, in the case of the unaudited consolidated interim financial statements, to normal recurring adjustments;
(b) have been prepared in accordance with generally accepted accounting principles consistently applied (except as otherwise indicated therein); (c) set forth as of the respective dates indicated adequate reserves for loan losses and other contingencies; and (d) are based upon the books and records of CIB.

          4.3 AUTHORITY OF THE BANK. The execution and delivery by the Bank of this Agreement, the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Bank, and this Agreement will be upon execution and delivery by the respective parties thereto, a valid and binding obligation of the Bank enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles and by Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C.
Section 1818(b)(6)(D). Except as set forth in a list furnished by the Bank to the Company (the "Bank Conflicts and Consents List"), neither the execution and delivery by the Bank of this Agreement, the consummation of the transactions contemplated herein, nor compliance by the Bank with any of the provisions hereof or thereof, will:
(a) conflict with or result in a breach of any provision of its Articles of Incorporation, as amended, or Bylaws, as amended; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which the Bank or any subsidiary of the Bank is a party, or by which the Bank, or any subsidiary of the Bank or any of its respective properties or assets is bound; (c) result in the creation or imposition of any Encumbrance on any of the properties or assets of the Bank or any subsidiary; or
(d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Bank or any subsidiary of the Bank or any of their respective properties or assets. Except as set forth in the "the Bank Conflicts and Consents List," no consent of, approval of, notice to or filing with any Governmental Entity having jurisdiction over any aspect of the business or assets of the Bank, and no consent of, approval of or notice to any other Person, is required in connection with the execution and delivery by the Bank of this Agreement the consummation by the Bank and contemplated hereby, except such approvals as may be required by any Government Entity.

          4.4   ACCURACY AND CURRENTNESS OF INFORMATION
FURNISHED. The representations and warranties made by the Bank hereby or in the Bank Lists or Schedules hereto do not contain any untrue statement of material fact or omit to state any material fact which is necessary under the circumstances under which they were made to prevent the statements contained herein or in such schedules from being misleading.

          4.5 BROKERS AND FINDERS. The Bank is not a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transaction provided for herein will result in any liability to any broker or finder, except for a payment to Kropschot Financial Services in the amount of 5% of the amount reflected in the Purchase Price Certificate.

          4.6 DUE DILIGENCE. The Bank has performed due diligence concerning the Seller and Company based on the information provided to the Bank by the Company and the Seller.

                            ARTICLE V

                     COVENANTS OF THE SELLER
                     PENDING THE CLOSING DATE

          Seller covenants and agrees with the Bank as follows:


          5.1 LIMITATION ON THE SELLER'S AND COMPANY'S CONDUCT PRIOR TO THE CLOSING DATE. Between the date hereof and the Closing Date, except as contemplated by this Agreement, the Seller will take all action required of it and will use reasonably best efforts to cause the Company to conduct its business in the ordinary course in substantially the manner heretofore conducted and in accordance with sound corporate practices, and will cause the Company not, without prior written consent of the Bank (which consent shall not be unreasonably withheld and which consent (except with respect to subparagraphs (h), (j) and (p) of this
Section 5.1) shall be deemed granted if within five (5) Business Days of the Bank's receipt of written notice of a request for prior written consent, written notice of objection is not received by the Seller):

                (a)   issue, sell or grant any Company
Stock, any other securities (including long term debt) of the Company, or any rights, options or securities to acquire any of the Company's Stock, or any other securities
(including long term debt) of the Company;

                (b)   declare, set aside or pay any
dividend or make any other distribution upon or split, combine or reclassify any shares of capital stock or other securities of the Company;

                (c)   sell, dispose, hypothecate, or
transfer in any other manner, the Shares;

                (d)   purchase, redeem or otherwise acquire
any capital stock or other securities of the Company or any rights, options, or securities to acquire any capital stock or other securities of the Company;

                (e)   except as may be required to effect
the transactions contemplated herein, amend its Articles of Incorporation or Bylaws;

                (f)   grant any general or uniform increase
in the rate of pay of employees or employee benefits;

                (g)   grant any increase in salary,
incentive compensation or employee benefits or pay any bonus to any Person except for salary increases of not more than 5% granted in the ordinary course of business and consistent with past practices or as required by an existing written employment agreement;

                (h)   make any capital expenditure or
commitments with respect thereto in excess of $10,000 in the aggregate, except for ordinary repairs, renewals and replacements;

                (i)   compromise or otherwise settle or
adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith), extend the statute of limitations with any tax authority or file any pleading in court in any tax litigation or any appeal from an asserted deficiency, or file or amend any federal, foreign, state or local tax return, or make any tax election;

                (j)   change any method or period of
accounting unless required by generally accepted accounting principles or a Governmental Entity;

                (k)   grant or commit to grant any
extension of credit or amend the terms of any such credit outstanding on the date hereof to any executive officer, director or holder of ten percent (10%) or more of the outstanding Company's Stock, or any Affiliate of such Person, if such credit would exceed $5,000 (consent shall be deemed granted if within two Business Days of written notice delivered to the Bank's designee, written notice of objection is not received by the Company);

                (l)   close any offices at which business
is conducted or open any new offices;

                (m)   adopt or enter into any new
employment agreement or other employee benefit plan or arrangement or amend or modify any employment agreement or employee benefit plan or arrangement of any such type except for such amendments as are required by law;

                (n)   initiate, solicit, or encourage
(including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Competing Transaction (as such term is defined below), or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the Company's officers, directors, or employees, shareholders or any financial advisor, attorney, accountant, or any other representative retained by it or any of its Affiliates to take any such action, and the Seller shall promptly notify the Bank (orally and in writing) of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters. For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving the Company: any merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of the Company representing ten percent (10%) or more of the assets of the Company; a sale or other form of disposition of the Shares (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock of the Company; a tender offer or exchange offer for any of the Shares.

                (o)   change any of the Company's basic
policies and practices with respect to leasing, cash flow planning, marketing, budgeting, profit and tax planning, personnel practices or any other material aspect of the Company's business or operations, except such changes as may be required in the opinion of the Company's management to respond to economic or market conditions or as may be required by any Governmental Entity;

                (p)   grant any Person a power of attorney
or similar authority;

                (q)   make any investment by purchase of
stock or securities (including an Investment Security), contributions to capital, property transfers or otherwise in any other Person, except for obligations of the United States Treasury or an agency of the United States Government the obligations of which are entitled to or implied to have the full faith and credit of the United States government and which have an original maturity not in excess of one year, in any case, in the ordinary course of business consistent with past practices and which are not designated as trading (consent for any such transaction other than Investment Securities classified as trading shall be deemed granted if within two business days of written notice delivered to the Bank's designee, written notice of objection is not received by the Company);

                (r)   amend or modify any Scheduled
Contract or enter into any agreement or contract that would be a Scheduled Contract under Section 3.16;

                (s)   sell, transfer, mortgage, encumber or
otherwise dispose of any assets or release or waive any claim, except in the ordinary course of business and consistent with past practices;

                (t)   take any action which would or is
reasonably likely to (i) adversely affect the ability of the Seller or the Company to obtain any necessary approval of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect the Seller's or the Company's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of the Seller's or the Company's obligations hereunder, as set forth in Articles IX or XI herein not being satisfied;

                (u)   make any special or extraordinary
payments to any Person;

                (v)   take title to any real property; and
agree or make any commitment to take any actions prohibited by this Section 5.1.

          5.2   AFFIRMATIVE CONDUCT OF THE SELLER PRIOR TO
THE CLOSING DATE.  Between the date hereof and the Closing
Date, the Seller will take all action required of it and will use its reasonably best efforts to cause the Company to:

                (a)   maintain complete and absolute
ownership of the Shares in Seller;

                (b)   use its commercially reasonable
efforts consistent with this Agreement to maintain and preserve intact its present business organization and to maintain and preserve its relationships and goodwill with all those having business relationships with the Company;

                (c)   use its commercially reasonable
efforts to keep in full force and effect all of the existing material permits and licenses of the Company;

                (d)   use its commercially reasonable
efforts to maintain insurance coverage at least equal to that now in effect on all properties for which it is responsible and on its business operations;

                (e)   perform its material contractual
obligations and not become in material default on any such obligations;

                (f)   duly observe and conform to all
lawful requirements applicable to its business, except for any failure to so observe and conform that would not have a material adverse effect on the business of the Company;

                (g)   maintain its assets and properties in
good condition and repair, normal wear and tear excepted;

                (h)   promptly notify the Bank regarding
receipt from any tax authority of any notification of the commencement of an audit, any request to extend the statute of limitations, any statutory notice of deficiency, any revenue agent's report, any notice of proposed assessment, or any other similar notification of potential adjustments to the tax liabilities of the Company, or any actual or threatened collection enforcement activity by any tax authority with respect to tax liabilities of the Company;

                (i)   make available to the Bank monthly
unaudited balance sheets and income statements of the Company within twenty-five (25) days after the close of each calendar month;

                (j)   not later than the 20th day of each
calendar month, amend or supplement the Company Lists prepared and delivered pursuant to Article III to ensure that the information set forth in the Company Lists accurately reflects the then-current status of the Company.
The Company shall further amend or supplement the Company
Lists as of the Closing Date if necessary to reflect any additional information that needs to be included in the Company Lists; and

                (k)   use its commercially reasonable
efforts to obtain any third party consent with respect to any contract, agreement, lease, license, arrangement, permit or release that is material to the business of the Company or that is contemplated in this Agreement.

          5.3 ACCESS TO INFORMATION. Seller will cause the Company to afford, upon reasonable notice, to the Bank and its representatives, counsel, accountants, agents and employees reasonable access during normal business hours to all of its business, operations, properties, books, files and records and will do everything reasonably necessary to enable the Bank and its representatives, counsel, accountants, agents and employees to make a complete examination of the financial statements, business, assets and properties of the Company and the condition thereof and to update such examination at such intervals as the Bank shall deem appropriate. Such examination shall be conducted in cooperation with the officers of the Company and in such a manner as to minimize any disruption of, or interference with, the normal business operations of the Company. Upon the request of the Bank, the Seller will request Logoluso to provide reasonable access by Arthur Andersen to auditors' work papers with respect to the business and properties of the Company, including tax accrual work papers prepared for the Company during the preceding thirty-six (36) months, other than (a) books, records and documents covered by the attorney-client privilege, or that are attorneys' work product, and (b) books, records and documents that the Company is legally obligated to keep confidential. No examination or review conducted under this section shall constitute a waiver or relinquishment on the part of the Bank of the right to rely upon the representations and warranties made by the Company herein; provided, that the Bank shall disclose to the Company any fact or circumstance it may discover which the Bank believes renders any representation or warranty made by the Company hereunder incorrect in any respect. The Bank covenants and agrees that it, its subsidiaries, and their respective representatives, counsel, accountants, agents and employees will hold in strict confidence all documents and information concerning the Company so obtained (except to the extent that such documents or information are a matter of public record or require disclosure in the applications required to be filed with any Governmental Entity to obtain the approvals and consents required to effect the transactions contemplated hereby), and if the transactions contemplated herein are not consummated, such confidence shall be maintained and all such documents shall be returned to the Company.

                (a)   A representative of the Bank,
selected by the Bank in its sole discretion, shall be authorized and permitted to review each loan, lease, or other credit funded or renewed by the Company that is retained on the books of the Company and not sold to a third party, after the date hereof until the Closing Date, and all information associated with such loan, lease or other credit within three business days of such funding or renewal, such review to take place, if possible, on the Company's premises.

                (b)   A representative of the Bank,
selected by the Bank in its sole discretion, shall be permitted by the Company to attend all regular and special
Board of Directors' and committee meetings of the Company from the date hereof until the Closing; provided, however, that the attendance of such representative shall not be permitted at any meeting, or portion thereof, for the sole purpose of discussing the transactions contemplated by this Agreement or the obligations of the Company under this Agreement.

          5.4 AUDIT BY ARTHUR ANDERSEN. Promptly upon request of the Bank, and prior to the Closing Date, the Seller will cause the Company to permit Arthur Andersen to perform an audit of the Company's financial records, books and other information Arthur Andersen reasonably requests, which audit shall be performed at the expense of the Bank.

          5.5   FILINGS.  The Seller will use her best
efforts to cause all of the reports, registrations, statements and other filings required to be filed with any applicable Governmental Entity by the Company to comply in all material respects with all the applicable statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and to ensure that none will contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any such report, registration, statement or other filing that is intended to present the financial position of the entity to which it relates will fairly present the financial position of such entity and will be prepared in accordance with generally accepted accounting principles or applicable banking regulations consistently applied during the periods involved.

          5.6 NOTICES; REPORTS. The Seller will promptly notify the Bank of any event of which the Seller obtains knowledge which has had or may have a materially adverse effect on the financial condition, operations, business or prospects of the Company or in the event that the Seller determines that it is unable to fulfill any of the conditions to the performance of the Bank's obligations hereunder.

                            ARTICLE VI

                      COVENANTS OF THE BANK
                       PENDING THE CLOSING

          The Bank covenants and agrees with the Seller as follows:

          6.1 LIMITATION ON THE BANK'S CONDUCT PRIOR TO CLOSING. Between the date hereof and the Closing, except as contemplated by this Agreement and subject to requirements of law and regulation generally applicable to California banks, the Bank agrees to conduct, and to cause each of its subsidiaries to conduct its business, in the ordinary course of business in substantially the manner heretofore conducted and in accordance with sound business practices, and the Bank shall not, without prior written consent of the Seller which consent shall not be unreasonably withheld and which consent shall be deemed granted if within five (5) Business Days of the Company's receipt of written notice of a request for prior written consent, written notice of objection is not received by the Bank):

                (a)   take any action which would or is
reasonably likely to (i) adversely affect the ability of the Bank to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby;
(ii) adversely affect the Bank's ability to perform its covenants and agreements under this Agreement; or
(iii) result in any of the conditions to the performance of the Bank's obligations hereunder as set forth in Articles IX and X not being satisfied;

                (b)   agree or make any commitment to take
any actions prohibited by this Section 6.1.

          6.2   AFFIRMATIVE CONDUCT OF THE BANK PRIOR TO
THE CLOSING. Between the date hereof and the Closing Date, the Bank shall:

                (a)   use its commercially reasonable
efforts to keep in full force and effect all of the existing material permits and licenses of the Bank;

                (b)   duly observe and conform to all
lawful requirements applicable to the business of the Bank, except for any failure to so observe and conform that would not have a material adverse effect on the business of the Bank;

                (c)   use its commercially reasonable
efforts to obtain any third party consent with respect to any contract, agreement, lease, license, arrangement, permit or release that is material to the business of the Bank on a consolidated basis or that is contemplated in this Agreement as required in connection with the Closing;

                (d)   not later than the 20th day of each
calendar month, amend or supplement the Bank Lists prepared and delivered pursuant to Article IV to ensure that the information set forth in the Bank Lists accurately reflects the then-current status of the Bank and its subsidiaries. The Bank shall further amend or supplement the Bank Lists as of the Closing Date if necessary to reflect any additional information that needs to be included in the Bank Lists;

          6.3   APPLICATIONS.  The Bank will promptly
prepare and file or cause to be prepared and filed (i) any required notice and application for approval of the acquisition of the Shares, with the FRB, the State Banking
Department or the FDIC, and (ii) the Bank will use its commercially reasonable efforts to obtain all regulatory approvals or consents necessary to effect the transactions contemplated by the Agreement.

          6.4 NOTICES; REPORTS. The Bank will promptly notify the Seller in the event the Bank determines that it is unable to fulfill any of the conditions to the performance of its obligations hereunder.

          6.5 REMOVAL OF CONDITIONS. In the event of the imposition of a condition to any regulatory approvals which the Bank deems to materially adversely affect it or to be materially burdensome as provided in Section 10.4 hereof, the Bank shall use its commercially reasonable efforts for purposes of obtaining the removal of such condition.

          6.6   CONFIDENTIALITY OF DOCUMENTS OF THE
COMPANY.   All information concerning or pertaining to the
business, plans and prospects of the the Company which Bank may now possess, or may obtain prior to the Closing, is understood and agreed to be confidential and to be the property of the Company. The Bank shall not, without prior written consent of the Company, cause or permit such information to be published, disclosed, divulged or otherwise made accessible to any other firm, person or corporation prior to the Closing except as required by
applicable law.   Bank acknowledges the confidentiality of
Company's customer lists, funding sources, and trade secrets and shall not use any such information for the purpose of competing with the Company.

          Within 10 days of any termination of this Agreement, Bank shall return to Company all information, documents and records provided by Company to Bank, together with any copies thereof made by or on behalf of Bank, in any form, including information stored in any electronic media, and Bank covenants and agrees that all information concerning Company disclosed to Bank or its agents, shall be held in strict confidence without disclosure to any third party. Bank further agrees to provide a list of all persons or entities who were provided confidential information belonging to Company and shall obtain from those persons or entities an acknowledgment that all information provide by Company to Bank is and shall remain confidential.

                           ARTICLE VII

                       ADDITIONAL COVENANTS

          The parties hereto hereby mutually covenant and agree with each other as follows:

          7.1   BEST EFFORTS.  Subject to the terms and
conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practical.

          7.2 PUBLIC ANNOUNCEMENTS. No press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby shall be made by the Bank or the Company unless the other party shall have provided its prior consent to the form and substance thereof; provided, however, that nothing herein shall be deemed to prohibit any party hereto from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party's disclosure obligations imposed by law.

          The Bank agrees to keep confidential and not to disclose any nonpublic information obtained in the course of such environmental investigation relating to environmental contamination or suspected contamination of any property on the Company Real Property List, except as required by law.

          7.3 NONDISRUPTION. Other than as provided for in this Agreement, the Bank agrees to use its best efforts not to disrupt the business of the Seller and the Company between the date hereof and the Closing Date.

                           ARTICLE VIII

           COVENANTS OF THE BANK FOLLOWING THE CLOSING

          The Bank hereby covenants and agrees with the Seller as follows:

          8.1   LOCATION OF EPI.  The Bank will maintain
EPI's current location at 6929 Sunrise Boulevard, Suite 205,
Citrus Heights, California 95610 at least until December 31,
1997.

          8.2   CLOSING REVIEW AND PURCHASE PRICE.   Within
30 Business Days after the Closing Date, the Bank shall cause a representative from Arthur Andersen to review ("Closing Review") the Seller's financial accounts and records for the purpose of calculating the Purchase Price as of the Closing Date (the "Purchase Price"), which shall be calculated as follows:

                (a)   Cash in an amount equal to all monies
contained in the Company's Bank Accounts on the Closing Date plus Receivables; plus

                (b)   Cash in an amount equal to 85 percent
of the Purchase Options/Residuals and all applicable fees in conjunction therewith on the Closing Date; plus

                (c)   Cash in an amount equal to $100,000
for all of the Company's physical assets;  plus

                (d)   Cash in an amount equal to $240,000
for all of the Company's goodwill.


          8.3   PURCHASE PRICE CERTIFICATE.  The Purchase
Price shall be set forth in a certificate (the "Purchase
Price Certificate") which shall be prepared by Arthur
Andersen, within 10 Business Days of completion of the Closing Review, and delivered to the Seller and the Bank.

                            ARTICLE IX

               CONDITIONS PRECEDENT TO THE CLOSING

          The obligations of each of the parties hereto to consummate the transactions contemplated herein are subject to the satisfaction, on or before the Closing Date, of the following conditions:

          9.1   NO JUDGMENTS OR ORDERS.  No judgment,
decree, injunction, order or proceeding shall be outstanding or threatened by any Governmental Entity which prohibits or restricts the effectuation of, or threatens to invalidate or set aside, the transactions contemplated by this Agreement, unless counsel to the party against whom such action or proceeding was instituted or threatened renders to the other parties hereto a favorable opinion that such judgment, decree, injunction, order or proceeding is without merit.

          9.2   REGULATORY APPROVALS.  To the extent
required by applicable law or regulation, all approvals or consents of any Governmental Entity, shall have been obtained or granted for the transactions contemplated hereby and the applicable waiting period under all laws shall have expired. All other statutory or regulatory requirements for the valid completion of the transactions contemplated hereby shall have been satisfied.

                            ARTICLE X

                     CONDITIONS PRECEDENT TO
                  THE OBLIGATIONS OF THE SELLER

          All of the obligations of the Seller to effect the transactions contemplated hereby shall be subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by the Seller.

          10.1  LEGAL OPINION.  The Seller shall have
received the opinion of Manatt, Phelps & Phillips, LLP, attorneys for the Bank, dated as of the Closing Date, and in form and substance satisfactory to the counsel of the Company, to the effect that : (i) the Bank is a corporation validly existing under the laws of its jurisdiction of incorporation with full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated thereby; and (ii) this Agreement has been duly and validly authorized, executed and delivered on behalf of the Bank and constitutes (subject to standard exceptions of enforceability arising from the Bankruptcy laws, banking laws and rules of equity) a valid and binding agreement of the Bank.

          10.2 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF COVENANTS. All the covenants, terms and conditions of this Agreement to be complied with and performed by the Bank at or before the Closing Date shall have been complied with and performed in all material respects. Each of the representations and warranties of the Bank contained in
Article IV hereof shall have been true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) on and as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date or for changes expressly contemplated by this Agreement) on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date. It is understood and acknowledged that the representations being made on and as of the Closing Date shall be made without giving effect to any update with respect to the Bank Lists in accordance with Section 6.2(d).

          10.3 AUTHORIZATION OF AGREEMENT. All actions necessary to authorize the execution, delivery and performance of this Agreement by the Bank and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors as required by applicable law.

          10.4 GOVERNMENTAL APPROVALS. Any governmental and regulatory approvals and consents which are referred to in this Agreement and are required to consummate the transactions contemplated by this Agreement shall have been granted without the imposition of conditions that are or would have become applicable to the Bank and that the Bank, in its sole opinion, concludes would materially adversely affect the financial condition or operations or prospects of the Bank or otherwise would be materially burdensome to the Bank.

          10.5 OFFICERS' CERTIFICATE. There shall have been delivered to the Company on the Closing Date and dated as of the Closing Date a certificate executed by the Chief
Executive Officer and the Chief Financial Officer of the
Bank certifying, to the best of their knowledge, compliance with all of the provisions of Sections 10.2 and 10.3.

          10.6 EMPLOYMENT AGREEMENT. Concurrently with the execution of this Agreement, the Bank shall have executed the employment agreement with Ms. Roth substantially in the form of Exhibit A hereto and such agreement shall be in full force and effect as of the Closing.

          10.7 KEY-MAN INSURANCE POLICY. A key-man life insurance policy shall have been issued in the amount of $1,000,000 on the life of Carolyn E. Roth as President of the Company, effective as of the Closing Date, naming the Bank as beneficiary.

                            ARTICLE XI

                     CONDITIONS PRECEDENT TO
                     OBLIGATIONS OF THE BANK

          All of the obligations of the Bank to effect the transactions contemplated hereby shall be subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by the Bank:

          11.1  LEGAL OPINION.  The Bank shall have
received the opinion of William Brewer, attorney for the Seller, and in form and substance satisfactory to the counsel of the Bank, to the aggregate effect that: (i) the Company is a California corporation duly incorporated, validly existing and in good standing under the laws of California, (ii) this Agreement has been duly and validly authorized, on behalf of the Seller and Seller has full corporate, fiduciary or personal power and authority to enter into the Agreement, (iii) the Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller (subject to standard exceptions of enforceability arising from the Bankruptcy laws and rules of equity); (iv) upon transfer to the Bank, the Seller will convey good title to the Shares free and clear of all Encumbrances and (v) no order, consent or approval of any state or federal governmental authority, which has not already been obtained, is required on the part of the Company or the Seller for the execution and delivery of this Agreement or for the consummation of the transactions contemplated hereby.

          11.2 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF COVENANTS. All the covenants, terms and conditions of this Agreement to be complied with and performed by Seller at or before the Closing Date shall have been complied with and performed in all material respects. Each of the representations and warranties of the Seller contained in
Article IV hereof shall have been true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) on and as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date or for changes expressly contemplated by this Agreement) on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date. It is understood and acknowledged that the representations being made on and as of the Closing Date shall be made without giving effect to any update with respect to the Company Lists in accordance with Section 5.2(j).

          11.3 AUTHORIZATION OF AGREEMENT. All actions necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by the Seller.

          11.4  THIRD PARTY CONSENTS.  The Seller shall
have obtained all consents of other parties to its respective material mortgages, notes, leases, franchises, agreements, licenses and permits as the Seller or the Bank may reasonably deem to be necessary to permit the transactions contemplated herein to be consummated without a material default, acceleration, breach or loss of rights or benefits thereunder.

          11.5 ABSENCE OF CERTAIN CHANGES. Between the date of this Agreement and the Closing Date, there shall not have occurred any event that has had or could reasonably be expected to have a material adverse effect on the business, financial condition, results of operations or prospects of the Company, whether or not such event, change or effect is reflected in the Company Lists as amended or supplemented after the date of this Agreement.

          11.6  NONCOMPETITION AGREEMENT.  Concurrently
with the execution of this Agreement, the Seller shall have been executed and delivered to the Bank the agreement substantially in the form of Exhibit B and such agreement shall be in full force and effect as of the Closing.

          11.7  EMPLOYEE BENEFIT PLANS.  The Bank shall
have received satisfactory evidence that the Company's employee benefit plans, programs and arrangements, identified by the Bank have been terminated on terms and conditions reasonably satisfactory to the Bank.

          11.8 EMPLOYMENT AGREEMENT. Concurrently with the execution of this Agreement, the employment agreement between the Bank, the Company, and Ms. Roth on the other hand substantially in the form of Exhibit A shall have been executed and such agreement shall be in full force and effect as of the Closing.

          11.9  CERTIFICATE.  There shall have been
delivered to the Bank as of the Closing Date and dated as of the Closing Date a certificate executed by the Seller certifying to the best of her knowledge, compliance with all of the provisions of Sections 11.2, 11.3, 11.4 and 11.5.

          11.10 KEY-MAN LIFE INSURANCE POLICY. A key-man life insurance policy in the amount of $1,000,000 shall have been issued on the life of Carolyn E. Roth, as President of the Company, effective as of the Closing Date, naming the Bank as beneficiary. Bank shall pay the premium for such policy.

          11.11 SECURITIES LAWS. The Seller will have complied, and will have caused the Company to comply, with all state or federal governmental authority rules, regulations, orders, consents or approvals necessary for the consummation of the transactions contemplated by this Agreement.

          11.12 APPOINTMENT OF DIRECTORS.   All necessary
action shall have been taken by Seller to have the directors of the Bank as of the Closing Date and Carolyn Roth elected or appointed to serve, from and after the Closing, as directors of the Company.

                           ARTICLE XII

                        EMPLOYEE BENEFITS

          As soon as practicable after the Closing Date, all of the Company Benefit Arrangements will be continued, discontinued or merged into the Bank plans, in the discretion of the Bank, and employees of the Company shall become eligible for the employee benefit plans of the Bank on the same terms as such plans and benefits are generally offered from time to time to employees of the Bank and its subsidiaries in comparable positions with the Bank or its subsidiaries, except that the Bank will continue, after the Closing Date, the vacation policy of the Company for those Company employees employed as of the date of this Agreement. For purposes of determining such employment eligibility and vesting under the employee benefit plans of the Bank, the Bank shall recognize such employees years of service with the Company beginning on the date such employees commenced employment with the Company through the Closing Date.


                           ARTICLE XIII

                           TERMINATION

          13.1  TERMINATION.  This Agreement may be
terminated at any time prior to the Closing Date upon the occurrence of any of the following:

                (a)   By mutual agreement of the parties,
in writing;

                (b)   By the Seller immediately upon
expiration of twenty (20) days from delivery of written notice by the Seller to the Bank of the Bank's breach of or failure to satisfy any covenant or agreement contained herein resulting in a material impairment of the benefit reasonably expected to be derived by the Seller from the performance or satisfaction of such covenant or agreement (provided that such breach has not been waived by the Seller or cured by the Bank, as the case may be, prior to expiration of such twenty (20) day period);

                (c)   By the Bank immediately upon
expiration of twenty (20) days from delivery of written notice by the Bank to the Seller of the Seller's breach of or failure to satisfy any covenant or agreement contained herein resulting in a material impairment of the benefit reasonably expected to be derived by the Bank from the performance or satisfaction of such covenant or agreement
(provided that such breach has not been waived by the Bank or cured by the Seller, as the case may be, prior to expiration of such twenty (20) day period);

                (d)   By the Seller or the Bank upon the
expiration of thirty (30) days after any Governmental Entity denies or refuses to grant any approval, consent or authorization required to be obtained in order to consummate the transactions contemplated by this Agreement unless, within said thirty (30) day period after such denial or refusal, all parties hereto agree to submit a new or revised application to the regulatory authority that has denied, or refused to grant the approval, consent or qualification requested;

                (e)   By the Seller or the Bank if any
conditions set forth in Article IX shall not have been met by December 31, 1996;

                (f)   the Bank if any of the conditions set
forth in Article XI shall not have been met, or by the Seller if any of the conditions set forth in Article X shall not have been met, by December 31, 1996, or such earlier time as it becomes apparent that such condition shall not be met; or

                (g)   By the Bank, if the financial
condition of the Seller, as reflected in the audit to be performed by Arthur Anderson, as described in Section 5.4, is not substantially the same as represented by Seller.

          13.2 TERMINATION DATE. This Agreement shall be terminated if the Closing Date shall not have occurred by December 31, 1996 unless extended in writing by the parties.

          13.3 EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Seller or the Bank as provided in Section 13.1 or pursuant to Section 13.2, neither the Seller nor the Bank shall have any further obligation or liability to the other party except (a) with respect to the last sentence Section 5.3(a), and (b) with respect to Article XIV, Sections 15.1 and 15.2 and (c) to the extent such termination results from a party's willful and material breach of the warranties and representations made by it, or willful and material failure in performance of any of its covenants, agreements or obligations hereunder.

          13.4 FORCE MAJEURE. The Seller and the Bank agree that, notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated as a result of a failure of a condition, which failure is due to a natural disaster or other act of God, or an act of war, and provided neither party has materially failed to observe the obligations of such party under this Agreement, neither party shall be obligated to pay to the other party to this Agreement any expenses or otherwise be liable hereunder.

                           ARTICLE XIV

                         INDEMNIFICATION

          14.1  INDEMNIFICATION.

                (a)   Seller hereby agrees to indemnify and
hold Bank and its respective directors, officers, employees, Affiliates, agents, successors and assigns, (collectively, the "Bank Indemnified Parties") harmless from and against:

                      (i)   any and all claims, suits,
losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the failure of any representation or warranty of Seller hereof to be true and correct in all material respects as of the date of this Agreement and as of the Closing Date;

                      (ii)  any and all losses,
liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from any breach by Seller of any covenant of Seller;

                      (iii) any and all losses,
liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the transfer of the Shares; and

                      (iv)  any and all expenses or costs
associated with notices, actions, suits, proceedings, claims, demands, assessments, judgments and penalties and all reasonable expenses, including reasonable attorneys' and other professionals' fees and disbursements (collectively, "Indemnifiable Expenses") incident to any and all losses, liabilities, obligations, damages, costs and expenses with respect to which indemnification is provided hereunder (collectively, "Losses").

                (b)   Bank hereby agrees to indemnify and
hold Seller and its respective directors, officers, employees, Affiliates, agents, successors and assigns
(collectively, the "Seller Indemnified Parties") harmless from and against:

                      (i)   any and all Losses based upon,
attributable to or resulting from the failure of any representation or warranty of the Bank to be true and correct in all respects as of the date made as of the date of this Agreement and as of the Closing Date;

                      (ii)  any and all Losses based upon,
attributable to or resulting form any breach by Bank of any covenant of Bank; and

                      (iii) any and all Expenses incident
to the foregoing.

          14.2  LIMITATIONS ON INDEMNIFICATION FOR BREACHES
OF REPRESENTATIONS AND WARRANTIES.

                An indemnifying party shall not have any liability for a breach of a representation or warranty under
Section 14.1(a)(i) or (b)(i) hereof unless the aggregate amount of Losses and Expenses to the indemnified parties finally determined to arise thereunder based upon, attributable to or resulting from the failure of any representation or warranty to be true and correct, exceeds $5,000 (the "Basket") and, in such event, the indemnifying party shall be required to pay the entire amount of such Losses and Expenses without regard to the Basket.

          14.3  INDEMNIFICATION PROCEDURES.

                (a)   In the event that any legal
proceedings shall be instituted or that any claim or demand ("Claim") shall be asserted by any Person in respect of which payment may be sought under Section 14.1 hereof (regardless of the Basket referred to above), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within five (5) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal (as provided herein) with any Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party against such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim; PROVIDED, HOWEVER, that the indemnified party may not settle such Claim without the consent of the indemnifying party, which consent will not be unreasonably withheld or delayed. If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the Indemnifiable Expenses of defending such Claim upon submission of periodic bills; PROVIDED, HOWEVER, that, if the indemnifying party reasonably contests its obligation to indemnify the indemnified party against such Losses under this Agreement, the indemnifying party may defer the reimbursement of the periodic bills with respect to such Losses until such time as it is obligated to make payment to the indemnified party under Section 14.3(b). If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim; PROVIDED, HOWEVER, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if
(i) so requested by the indemnifying party to participate or
(ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and PROVIDED, FURTHER, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim.

                (b)   After any final judgment or award
shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party in accordance with Section 14.3(d).

                (c)   The failure of the indemnified party
to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

                (d)   All payments of Claims to an
indemnified party shall be made by wire transfer of immediately available funds within 10 business days after the date of the notice of sums due and owing provided for in Section 14.3(b).

                            ARTICLE XV

                          MISCELLANEOUS

          15.1  EXPENSES.

                (a)   The Bank hereby agrees that if this
Agreement is terminated by the Seller pursuant to
Section 13.1(b), the Bank shall promptly and in any event within 10 days after such termination pay the Seller all Expenses (as defined in Section 15.1(d) below) of the Seller, but not to exceed $25,000.

                (b)   The Seller hereby agrees that if the
Agreement is terminated by the Bank pursuant to Section
13.1(c), the Seller shall promptly and in any event within 10 days after such termination pay the Bank all Expenses of the Bank, but not to exceed $25,000.

                (c)   Except as otherwise provided herein,
all Expenses incurred by the Bank or the Seller in connection with or related to the authorization, preparation and execution of this Agreement, and all other matters related to the closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its affiliates, shall be borne solely and entirely by the party which has incurred the same.

                (d)   "Expenses" as used in this Agreement
shall include all reasonable out-of-pocket expenses (including all fees and expenses of attorneys, accountants, investment bankers, experts and consultants to the party and its affiliates) incurred by the party or on its behalf in connection with the consummation of the transactions contemplated by this Agreement.

          15.2 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party hereto to another shall be in writing and delivered personally or by confirmed facsimile transmission or sent by registered or certified mail, postage prepaid, with return receipt requested, addressed as follows:

      To The Bank:  Feather River State Bank
                    1005 Stafford Way
                    Yuba City, California 95991
                    Attention: Robert Mulder
                    Facsimile Number: (916) 674-4443

   With a copy to:  Manatt, Phelps & Phillips, LLP
                    11355 West Olympic Boulevard
                    Los Angeles, California  90064
                    Attention:  William T. Quicksilver, Esq.
                    Facsimile Number: (213) 312-4224

   To the Seller:   Ms. Carolyn E. Roth
                    E.P.I. Leasing Co., Inc.
                    6929 Sunrise Boulevard, Suite 205
                    Citrus Heights, California 95610

   With a copy to:  Brewer, Corrigan & Smith
                    401 W. A Street
                    21st Floor
                    San Diego, California 92101-7908
                    Attention:  William K. Brewer, Esq.
                    Facsimile Number: (619) 231-3511

              Any such notice, request, instruction or other document shall be deemed received on the date delivered personally or delivered by confirmed facsimile transmission, or on the third business day after it was sent by registered or certified mail, postage prepaid. Any of the persons shown above may change its address for purposes of this section by giving notice in accordance herewith.

         15.3  SUCCESSORS AND ASSIGNS.  All terms and
conditions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective transferees, successors and assigns; provided, however, that this Agreement and all rights, privileges, duties and obligations of the parties hereto may not be assigned or delegated by any party hereto and any such attempted assignment or delegation shall be null and void.

         15.4  COUNTERPARTS.  This Agreement and any
exhibit hereto may be executed in one or more counterparts, all of which, taken together, shall constitute one original document and shall become effective when one or more counterparts have been signed by the appropriate parties and delivered to each party hereto.

         15.5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The parties hereto hereby agree that the representations and warranties of Seller and of Bank shall survive the execution and delivery of this Agreement, and the Closing hereunder, regardless of any investigation made by the parties hereto.

         15.6 THIRD PARTIES. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action to any person other than parties hereto. As used in this Agreement the term "parties" shall refer only to the Bank or the Seller as the context may require.

         15.7 LISTS; EXHIBITS; INTEGRATION. Each List, exhibit and letter delivered pursuant to this Agreement shall be in writing and shall constitute a part of the Agreement, although Lists and letters need not be attached to each copy of this Agreement. This Agreement, together with such Lists, exhibits and letters, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

         15.8 KNOWLEDGE. Whenever any statement herein or in any list, certificate or other document delivered to any party pursuant to this Agreement is made "to the knowledge" or "to the best knowledge" of any party or another Person, such party or other Person shall make such statement only after conducting an investigation which such party believes is reasonable under the circumstances of the subject matter thereof, and each such statement shall constitute a representation that such investigation has been conducted.

         15.9 GOVERNING LAW. This Agreement is made and entered into in the State of California, except to the extent that the provisions of federal law are mandatorily applicable, and the laws of the State of California shall govern the validity and interpretation hereof and the performance of the parties hereto of their respective duties and obligations hereunder.

         15.10 CAPTIONS. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement and shall not affect the interpretation hereof.

         15.11 SEVERABILITY. If any portion of this Agreement shall be deemed by a court of competent jurisdiction to be unenforceable, the remaining portions shall be valid and enforceable only if, after excluding the portion deemed to be unenforceable, the remaining terms hereof shall provide for the consummation of the transactions contemplated herein in substantially the same manner as originally set forth at the date this Agreement was executed.

         15.12 WAIVER AND MODIFICATION; AMENDMENT. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition of this Agreement. Except as otherwise required by law, this Agreement and the Agreement of Consolidation, when executed and delivered, may be modified or amended by action of the Boards of Directors of the Bank or by the Seller. This Agreement may be modified or amended only by an instrument of equal formality signed by the parties or their duly authorized agents.

         15.13 ATTORNEYS' FEES. If any legal action or any arbitration upon mutual agreement is brought for the enforcement of this Agreement or because of an alleged dispute, controversy, breach, or default in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

         IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement as of the day and year first above written.

                             FEATHER RIVER STATE BANK


                 By:   /s/ Robert J. Mulder
                    -------------------------------------
                      Robert J. Mulder
                      President and Chief Executive Officer
ATTEST:


Annette Bertolini
---------------------
Secretary

                  CAROLYN E. ROTH



                  By:  /s/ Carolyn E. Roth
                     --------------------------------------
                       Carolyn E. Roth

                                 EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT ("Agreement") is dated as of  9/16,
1996 by and between E.P.I. Leasing Co., Inc., a California corporation ("EPI"), Feather River State Bank, a California corporation (the "Bank") and CAROLYN E. ROTH ("Roth").

                                       RECITALS

         WHEREAS,  Roth is currently President of EPI;

         WHEREAS, the Bank and Roth have entered into that certain Stock Purchase Agreement (the "Purchase Agreement") by which EPI will become a wholly owned subsidiary of the Bank; except as otherwise provided herein, each capitalized term shall have the meaning given such term in the Purchase Agreement;

         WHEREAS, the Bank and EPI desires to engage Roth to perform services in the capacity as President of EPI and Roth desires to perform such services, on the terms and conditions set forth in this Agreement, and effective as of the date of consummation of the transactions contemplated by the Purchase Agreement;


                                      AGREEMENT

         1. EFFECTIVE DATE OF AGREEMENT. This Agreement shall become effective at the Closing, as that term is defined in the Purchase Agreement (the "Effective Date").

         2. DUTIES. EPI employs Roth, and Roth accepts employment, as President of EPI. Roth shall have such duties as are reasonably consistent with the duties of President, together with any other duties as may from time to time be designated by the Chairman of the Board of Directors of EPI and the terms and conditions of this Agreement. Roth agrees that she shall devote her full time, attention, and energies to the business and affairs of EPI and to the performance of her duties, and shall not, without the prior written consent of the Board of Directors of EPI participate in any other business activity.

         3. TERM OF EMPLOYMENT. The term of employment of Roth under this Agreement shall commence on the Effective Date and shall continue for three years from such date (the "Expiration Date"), unless terminated sooner pursuant to Section 6 of this Agreement. The Term of employment of Roth under this Agreement shall be automatically renewed for an additional one (1) year period on the Expiration Date and on each anniversary of the Expiration Date thereafter, subject to earlier termination pursuant to Section 6 of this Agreement, unless either party notifies the other in writing at least thirty
(30) days prior to the Expiration Date or the end of the one year additional period that such renewal shall not take place. (the "Term" refers to the time commencing on the Effective Date until Roth's employment under this agreement ends, for any reason.)

         4.   COMPENSATION.

              (a) SALARY. During the Term, Roth shall be paid a salary at the annual rate of $93,000 for the year commencing on the Effective Date (the "First Year"); $96,000 for the year commencing on the one year anniversary of the Effective Date (the "Second Year"); and $100,000 for the year commencing on the two year anniversary of the Effective Date (the "Third Year"). Should this contract be extended as set forth in Section 2, the salary hereunder shall continue at an annual rate to be determined by Board of Directors of EPI. Such salary shall be paid to Roth in equal bi-monthly installments, subject to applicable withholding and employment taxes.

              (b) BONUSES: After the Third Year, Roth shall be entitled to participate in any executive bonus plan or management incentive program as the Board of Directors of EPI determines in its sole discretion to make available generally to other employees of EPI.

         During the Term, Roth shall be entitled to receive an incentive bonus (the "Bonus") which shall be paid based on the Total Lease Volume, as defined below, generated from all sources by EPI in the First Year, the Second Year and
the Third Year.   The Bonus shall be paid in cash in one lump sum, subject to applicable withholding and employment taxes, within 45 business days after the end of the respective year for which the Bonus is being paid. In the event Roth's employment is terminated for any reason pursuant to Section 6 hereof, Roth shall be entitled to receive a prorated portion of the Bonus she would have been entitled to based on lesser of (i) the annualized lease volume for the appropriate year or (ii) the median lease volume Bonus as determined pursuant to the tables below. In the event Roth's employment is terminated, any Bonus earned shall be paid within 45 business days of the date of termination. For purposes of this Agreement, "Total Lease Volume" shall mean the sum of the total cost of leased equipment advanced by EPI and the total principal amount of any loans generated by EPI for the Bank during the applicable year of Roth's employment.

         The Bonus shall be calculated in the following manner:

                                      FIRST YEAR

Lease Volume ($ in millions)                     Bonus ($)

1.  At least 12- 12.99                                25,000

2.  13 to 13.99                                       28,000

3.  14 to 14.99                                       33,000

4.  15 to 15.99 (median lease volume)                 40,000

5.  16 to 16.99                                       43,000

6.  17 to 17.99                                       46,000

7.  18 and above                                      50,000

                                     SECOND YEAR


Lease Volume ($ in millions)                     Bonus ($)

1.  At least 14-14.99                                 35,000

2.  15 to 15.99                                       40,000

3.  16 to 16.99                                       50,000

4.  17 to 17.99 (median lease volume)                 70,000

5.  18 to 18.99                                       80,000

6.  19 to  19.99                                      90,000

7.  20 and above                                      100,000

                                      THIRD YEAR

Lease Volume ($ in millions)                     Bonus ($)

1.  At least 17 to 17.99                         45,000

2.  18 to 18.99                                  55,000

3.  19 to 19.99                                  70,000

4.  20 to 20.99 (median lease volume)            90,000

5.  21 to 21.99                                  110,000

6.  22 to 22.99                                  130,000

7.  23 and above                                 150,000


         On the understanding that larger transactions are typically written at lower rates, the parties hereto agree that in the event EPI enters into lease for loan transactions with a lessee or conditional sales vendee wherein the aggregate invoice cost of the equipment, excluding sales tax, as advanced by EPI in any given year with that particular lessee or vendee exceeds $300,000, Roth shall be credited, for purposes of determining Bonus, up to a maximum of $300,000 per lessee or vendee per year. By mutual agreement among Roth, the Bank and EPI, amounts over $300,000 may be credited on a case by case basis.

         The Bank hereby acknowledges and agrees that during the Term the Bank will refer all its lease business to EPI.

              (c) CAR ALLOWANCE: During the Term, Roth shall receive a car allowance in the amount of $500.00 per month payable to Roth in equal bi-monthly installments subject to applicable withholding and employment taxes.

              (d) VACATION: Roth shall be entitled to four (4) weeks of vacation each 12 month period to be prorated monthly during the Term. In the event Roth does not utilize vacation in the year ended, it will carry over to the next year; provided, however, that in the event vacation carryover from prior years, together with the current year accrual, reaches six (6) weeks, no further vacation shall accrue until all vacations carryover from prior years is used by Roth. Roth shall comply in all other respects with the Bank's standard vacation policy.

         5. OTHER BENEFITS. Upon meeting all applicable eligibility requirements, Roth will be able to participate during the Term in the group health and dental plans, and all other applicable insurance programs the Bank maintains. In addition, upon meeting all applicable eligibility requirements, Roth shall also be entitled to receive such other benefits of employment, including participation in the Bank's 401(k) plan, as may be made available by the Bank to all Bank employees. For purposes of determining such employment eligibility and vesting under the employee benefit plans of the Bank, the Bank shall recognize Roth's years of service with EPI beginning the date Roth commenced employment with EPI through the Effective Date.

         6. TERMINATION OF EMPLOYMENT. Notwithstanding any provision of this Agreement to the contrary, Roth's employment under this Agreement may be terminated at any time under the following circumstances:

              (a) DEATH. Roth's employment shall terminate automatically upon Roth's death, and as of the date of death, Roth shall be entitled to no further payment or benefits under this Agreement, except that Roth's estate shall be entitled to payment of all accrued but unpaid salary, benefits and Bonus.

              (b) DISABILITY. If Roth, because of illness, injury or other incapacitating condition, is unable to perform, in the reasonable opinion of the Board of Directors of EPI in consultation with a physician, vocational expert or other health professional, each of the material duties required to be performed by her under this Agreement for a period or periods aggregating more than sixty
(60) business days in any twelve (12) consecutive months, EPI, in its sole discretion, may terminate Roth's employment by giving written notice of termination to her, and as of the date of termination set forth in such notice, but no earlier than the date of receipt of such notice, Roth shall be entitled to no further payments or benefits under this Agreement, except that Roth shall be entitled to payment of all accrued but unpaid salary, benefits and Bonus.

              (c) TERMINATION FOR CAUSE. EPI may terminate Roth's employment at any time for "cause." For the purposes of this subsection 6(c), "cause" shall mean:
                   (i)  The conviction of a crime of any kind;

                   (ii) A reasonable and good faith belief by EPI that Roth has perpetrated or participated in the perpetration of a fraud, misappropriation or embezzlement of EPI's property;

                   (iii)Willful misconduct with respect to the duties or obligations of Roth under this Agreement which is materially injurious to EPI;

                   (iv) Breach of any material provision of this Agreement;

                   (v) Failure to perform satisfactorily, properly and/or promptly her duties under this Agreement as these duties would be reasonably and customarily performed by a President of a leasing company similarly situated to that of EPI in the leasing industry; and/or

                   (vi) A reasonable and good faith belief by EPI that Roth has engaged in unlawful discriminatory or harassing conduct within the scope of employment.

              Roth's employment may be terminated pursuant to this subsection 6(c) by the giving of written notice to Roth by EPI which sets forth the facts and circumstances upon which EPI claims the right to terminate for cause, and as of the date of termination set forth in such notice, unless withdrawn by EPI, but no earlier than ten days after receipt of such notice, Roth shall be entitled to no further payments or benefits under this Agreement, except that Roth shall be entitled to payment of all accrued but unpaid salary, benefits and Bonus.

              (d) TERMINATION WITHOUT CAUSE. Upon written notice to Roth, EPI may terminate Roth's employment without cause, for any reason. If EPI terminates Roth's employment pursuant to this subsection 6(d), EPI shall continue to pay to Roth, as termination pay, the (1) the base salary provided for in subsection 4(a) of this Agreement for the remainder of the Term. Except as set forth in this paragraph 6(d), if EPI terminates Roth's employment pursuant to this Section 6(d), as of the date of termination set forth in the written notice, but no earlier than the date or receipt of such notice, Roth shall be entitled to no further payments or benefits under this Agreement, except that Roth shall be entitled to payment of all accrued but unpaid salary, benefits and Bonus.

              (e) RESIGNATION. Roth may resign from her employment with EPI with 60 days written notice to EPI. If Roth terminates her employment pursuant to this Section 6(e), as of the date of termination set forth in the written notice, but no earlier than the date of receipt of such notice, Roth shall be entitled to no further payments or benefits under this Agreement, except that Roth shall be entitled to payment of all accrued but unpaid salary, benefits and Bonus.

         7. CONFIDENTIALITY. All information concerning or pertaining to the business, plans and prospects of the Bank, EPI, or any of its related or affiliated entities, which Roth may now possess, or may obtain during the Term, is understood and agreed to be confidential and to be the property of Bank and/or EPI. Roth shall not, without prior written consent of the Bank, cause or permit such information to be published, disclosed, divulged or otherwise made accessible to any other firm, person or corporation, either during or after the Term of her employment, except as required by applicable law. Roth further agrees that such information will at no time be used by her except in connection with the business of and for the exclusive benefit of EPI and the Bank. Roth shall return all documents, files, records of other tangible evidence of such confidential information, including all photocopies, extracts or summaries, to EPI immediately following the end of the Term. Roth agrees that any violation of the provisions of this Section will result in irreparable harm to Bank and EPI. The provisions of this Section shall survive the expiration, suspension or termination of Roth's employment with EPI.


         8.   DISPUTE RESOLUTION PROCEDURE.   Any and all disputes, claims or
disagreements of any nature between, Bank and Roth or EPI and Roth, including any disputes arising from employment (or termination of employment) or from this Agreement, shall be submitted to final and binding arbitration within the county where Roth is currently employed by EPI, or where Roth was so employed at the time of termination. Included by way of example, but not limitation, shall be any claims based on a violation of a state or federal statute, such as claims based on a violation of a state or federal statute, such as claims for discrimination (e.g., age, sex, sexual orientation, race, disability, national origin, religion) or civil rights or public policy violations. This provision shall not cover, however, any claims Roth may have for workers' compensation or unemployment compensation benefits. Nor will this provision cover any claims by Roth for injunctive and/or equitable relief for unfair competition or the use and/or unauthorized disclosure of trade secrets or confidential information or claims of fraud by any party. ARBITRATION SHALL BE IN LIEU OF ANY AND ALL OTHER CIVIL LEGAL PROCEEDINGS, INCLUDING, BUT NOT LIMITED TO, ADMINISTRATIVE PROCEEDINGS AND LAWSUITS, AND ROTH UNDERSTANDS AND ACKNOWLEDGES THAT SHE IS WAIVING ANY RIGHT SHE MAY HAVE TO RESOLVE EMPLOYMENT DISPUTES THROUGH TRIAL BY JURY. This provision may be enforced by a court of competent jurisdiction through the filing of a petition to compel arbitration or otherwise.

         Bank, EPI and Roth agree that any arbitration shall be conducted in accordance with the rules and requirements of the American Arbitration Association ("AAA") or a comparable arbitration service before an arbitrator ("Arbitrator") who is licensed to practice law in California and has an expertise in employment matters, unless mutually agreed otherwise by the parties.

         The Arbitrator shall apply the substantive and procedural law of California, or federal law, or both, as applicable to the claim(s) asserted.
The Arbitrator, and not any federal, state or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including but not limited to any claim that all or any part of this Agreement is void or voidable. The arbitration shall be final and binding upon the parties.

         Bank and/or EPI and Roth will equally share the fees and costs of the
Arbitrator.   Each party will deposit funds or post other appropriate security for its share of the Arbitrator's fee, in an amount and manner and at a time determined by the Arbitrator. Any party may be represented by an attorney at the arbitration, at its own expense. Either party may, at its own expense, arrange for and pay the cost of a court reporter to provide a stenographic record of proceedings. Each party shall also be responsible for the expenses of any witnesses that it calls.

         9. GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California.

         10. ATTORNEY'S FEES AND COSTS. Should any party institute any action or proceeding to enforce any term of this Agreement, or for any damage by reason of an alleged breach of any term of this Agreement, the parties agree that the prevailing party shall be entitled to reimbursement by the losing party of reasonable costs and expenses, including, but not limited to, reasonable attorney's fees and costs.

         11. ASSIGNMENT. This Agreement shall be binding on and inure to the benefit of the parties and their respective successors and assigns, except that none of Roth's responsibilities under this Agreement may be assigned by her (other than in the normal course of her duties) without the prior written consent of EPI.

         12. CONFIDENTIALITY OF THIS AGREEMENT. Roth agrees to maintain the confidentiality of the terms and conditions of this Agreement and not to reveal the terms and conditions of this Agreement to any employee of the Bank, except to the extent such disclosure is (a) necessary to the performance of this Agreement and in furtherance of the Bank's interests; (b) required by applicable law; or (c) authorized by the Bank.

         13. SEVERABILITY. Should any provision of this Agreement be declared by any court to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts shall remain unaffected.

         14. NOTICES. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given if personally delivered or if mailed by United States Postal Service certified or registered mail, pre-paid, to the parties, as follows:


In the case of EPI:

         EPI Leasing Co., Inc.
         6929 Sunrise Boulevard, Suite 205
         Citrus Heights, CA 95610
         Attention: Carolyn Roth


With a copy addressed to:

         Brewer, Corrigan & Smith
         401 W. A Street
         21st Floor
         San Diego, California 92101-7908
         Attention:  William K. Brewer
         Telecopier: (619) 231-3511

In the case of Bank:

         Feather River State Bank
         1005 Stafford Way
         Yuba City, California 95991
         Attention:  Robert J. Mulder
         Telecopier No.: (916) 674-4443

With a copy addressed to:

         Manatt, Phelps & Phillips, LLP
         11355 West Olympic Blvd.
         Los Angeles, CA 90064
         Attention:  William T. Quicksilver, Esq.
         Telecopier No:  (310) 312-4224

In the case of Roth:

         Carolyn E. Roth
         112 Gray Canyon Road
         Folsom, California 95630

With a copy addressed to:

         Brewer, Corrigan & Smith
         401 W. A Street
         21st Floor
         San Diego, California 92101-7908
         Attention:  William K. Brewer
         Telecopier: (619) 231-3511

         15. WAIVER AND MODIFICATION. Any waiver, alteration or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by both parties. Each party, from time to time, may waive any of their rights under this Agreement without effecting a waiver with respect to any subsequent occurrences or transactions hereunder.

         16.  LIMITATION OF PAYMENTS.   This Agreement is made expressly
subject to the provisions of law codified at 12 U.S.C. Section 1828(k) and 12 C.F.R. Part 359 which regulate and prohibit certain forms of benefits to Roth. Roth acknowledges that she understands these sections of law and that obligations to make payments hereunder are expressly relieved if such payments violate these sections of applicable law or any successors thereto.

         17. ENTIRE AGREEMENT. This Agreement constitutes and embodies the entire understanding and agreement of the parties. Except as otherwise provided for in this Agreement, there are no other agreements or understandings, written or oral, in effect between the parties, relating to Roth's employment by EPI. All prior understandings, representations, negotiations or agreements, if any, between the parties relating to Roth's employment by the EPI are hereby terminated, rescinded and superseded and Roth agrees that any rights and remedies, if any, she may have under any such prior understandings, representations, negotiations or agreements are waived and terminated.

         18. ACKNOWLEDGMENTS. The parties acknowledge that they have had the opportunity to be represented by counsel of their own choosing in the negotiation and preparation of this Agreement and they enter into this Agreement freely, without coercion and based on their own judgment and not in reliance upon any representations or promises made by any other party, other than those contained in this Agreement.

         19. CAPTIONS. Captions and paragraph headings used herein are for convenience only, are not a part hereto and shall not be used in construing this Agreement.

         IN WITNESS HEREOF, the parties have executed this Agreement as of the day and year first above written.

EPI LEASING CO., INC.


     /s/ Carolyn E. Roth
-------------------------------------
By: Carolyn E. Roth
    President


FEATHER RIVER STATE BANK

    /s/ Robert J. Mulder
--------------------------------------
By: Robert J. Mulder
    President

CAROLYN E. ROTH


/s/ Carolyn E. Roth
---------------------------------------
Carolyn E. Roth

                               NONCOMPETITION AGREEMENT

         This NONCOMPETITION AGREEMENT (this "Agreement"), dated as of 9/16, 1996, is entered into by and between Feather River State Bank, a California banking corporation ("Feather River") and Carolyn E. Roth (the "Executive").


                                       RECITALS

    A. Feather River and Executive entered into that certain Stock Purchase Agreement, dated as of 9/16, 1996 (the "Purchase Agreement") pursuant to which the Executive would sell all of the stock she owns in and all of the outstanding stock of E.P.I. Leasing Co., Inc. ("EPI") to Feather River.

    B.   The Executive is the President and Chief Executive Officer of EPI.

    C. As an inducement to Feather River to enter into the Purchase Agreement, the Executive agrees to refrain from competing with, using trade secrets or soliciting customers or employees of Feather River or EPI or any of their respective successors.

    D. Except as otherwise provided herein, each capitalized term shall have the meaning given to such term in the Purchase Agreement. As used in this Agreement, the following terms shall have the meanings set forth:

         "Customer" shall mean any Person with whom EPI has an existing relationship for Financial or Leasing Services (as defined below) from the date of the Purchase Agreement until Executive ceases being employed by EPI.

         "Enterprises" shall mean any of the businesses conducted by EPI at any time from the date of the Purchase Agreement until Executive ceases being employed by EPI.

         "Financial Institution" shall mean a "depository institution" as that term is defined in 12 C.F.R. Section 348.2, and any parent, subsidiary or affiliate thereof.

         "Financial or Leasing Services" shall mean the origination, purchasing, selling and servicing of commercial, equipment, real estate, residential, construction and consumer loans or leases.

         "Prospective Customer" shall mean any Person with whom Feather River or EPI have actively pursued a relationship for Financial or Leasing Services at any time between the date of the Purchase Agreement and the Executive's termination of employment with EPI.

         "Rule" shall mean any statute or law or any judgment, decree, injunction, order, regulation or rule of any Governmental Entity, including, without limitation, those relating to disclosure, usury, equal credit opportunity, equal employment, fair credit reporting and anticompetitive activities.

         "Trade Secrets" shall mean:

         (a) All secrets and other confidential information, ideas, knowledge, know-how, techniques, secret processes, improvements, discoveries, methods, inventions, sales, financial information, Customers, lists of Customers and Prospective Customers, plans, concepts, strategies or products, as well as all documents, reports, drawings, designs, plans and proposals otherwise pertaining to same or relating to the business and properties of Feather River or EPI of which the Executive has acquired, or may hereafter acquire, knowledge and possession as a shareholder, director, officer or employee or as a result of the transactions contemplated by the Purchase Agreement.

         (b) Notwithstanding any other provisions of this Agreement to the contrary, "Trade Secrets" shall not include any (i) information which is or has become available from a third party who learned the information independently and is not or was not bound by a confidentiality agreement with respect to such information; (ii) information readily ascertainable from public, trade or other nonconfidential sources (other than as a result, directly or indirectly, of a disclosure or other dissemination in contravention of a confidentiality agreement) or (iii) the general knowledge and skill of Roth pertaining to the leasing industry.

         NOW, THEREFORE, in consideration of the premises and respective representations, warranties and covenants, agreements and conditions contained herein and in the Purchase Agreement, and intending to be legally bound hereby, the Executive and Feather River agree as follows:

                                      ARTICLE I
                           ACKNOWLEDGMENTS BY THE EXECUTIVE

         The Executive acknowledges that:

              (a) Feather River would not enter into the Purchase Agreement unless Executive agrees not to enter into an activity that is competitive with or similar to the Enterprises and that, accordingly, this Agreement is a material inducement for Feather River to enter into and to carry out the terms of the Purchase Agreement. Accordingly, Executive expressly acknowledges that she is entering into this Agreement to induce Feather River to enter into and carry out the terms of the Purchase Agreement.

              (b) By virtue of her position with EPI, Executive has developed considerable expertise in the business operations of EPI and has and will continue to have access to Trade Secrets. Executive recognizes that Feather River and EPI would be irreparably damaged, and Feather River's substantial investment in EPI materially impaired, if the Executive were to enter into an activity that is competitive with or similar to the Enterprises in violation of the terms of this Agreement, if the Executive were to disclose or make unauthorized use of any Trade Secrets or if the Executive were to solicit Customers, Prospective Customers or employees of Feather River or EPI. Accordingly, the Executive expressly acknowledges that she is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to the Executive in all respects.

                                      ARTICLE II
                          NONCOMPETITION AND NONSOLICITATION

         2.1. NONCOMPETITION. For a period of three years after the Executive is no longer employed by EPI or Feather River, the Executive shall not, directly or indirectly, without the prior written consent of Feather River (i) own, manage, operate, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, any business or enterprise engaged in any business which is competitive with or similar to, within the counties of Sacramento, Yolo, Butte, Yuba, Colusa, Placer and Sutter, State of California (the "Territory"), the Enterprises or (ii) engage in any other manner in any business that is competitive with or similar to, within the Territory, the Enterprises. Notwithstanding the above, the Executive shall not be deemed to be engaged directly or indirectly in any business in contravention of paragraphs (i) or
(ii) above, if (y) the Executive participates in any such business solely (A) as a director of Feather River or EPI or (B) as a passive investor in up to 5% of the equity securities or 10% of the debt securities of a company or partnership, provided such securities are publicly traded or (z) the Executive is employed by a business or enterprise that is engaged primarily in a business other than that which is competitive with or similar to the Executive and the Executive does not apply her expertise at such business or enterprise to that part of such business or enterprise that is competitive with or similar to the Enterprises.

         2.2 NONSOLICITATION. For a period of three years after the Executive is no longer employed by EPI or Feather River, the Executive shall not, directly or indirectly, without the prior written consent of Feather River on behalf of any Financial Institution or any individual or company providing Financial or Leasing Services, solicit or aid in the solicitation of Customers or Prospective Customers for Financial or Leasing Services or induce or attempt to induce immediately any Person who is a Customer, Prospective Customer, supplier, distributor, officer or employee of Feather River or EPI immediately prior to Executive's termination of employment with EPI or Feather River to terminate such person's relationships with, or to take any action that would be disadvantageous to Feather River or EPI.

         2.3 TRADE SECRETS. Without limiting the generality of the foregoing and at all times after the date hereof, other than for the benefit of Feather River and EPI and, after the Closing, other than for the benefit of Feather River or EPI, the Executive (i) shall make no use of the Trade Secrets, or any other part thereof, (ii) shall not disclose the Trade Secrets, or any part thereof, to any other Person, and (iii) shall deliver, on and after the Closing, all documents, reports, drawings, designs, plans, proposals and other tangible evidence of Trade Secrets, now possessed or hereafter acquired by the Executive, to Feather River.

         2.4  EXCEPTIONS.    Notwithstanding any provision of this Agreement to
the contrary, the Executive may disclose or reveal any information, whether including in whole or in part any Trade Secrets, that:

              (a) The Executive is required to disclose or reveal under any applicable Rule, provided the Executive makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable Rules, gives Feather River prompt notice of such requirement in advance of such disclosure;

              (b) The Executive is otherwise required to disclose or reveal by any Governmental Entity, provided the Executive makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable Rules, gives Feather River prompt notice of such requirement in advance of such disclosure; or

              (c) In the opinion of the Executive's counsel, the Executive is compelled to disclose or else stand liable for contempt or suffer other censure or penalty imposed by any Governmental Entity, provided the Executive makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable Rules, gives Feather River prompt notice of such requirement in advance of such disclosure.

                                     ARTICLE III
                             INDEPENDENCE OF OBLIGATIONS

         The covenants of the Executive set forth in this Agreement shall be construed as independent of any other agreement or arrangement between the Executive, on the one hand, and Feather River on the other, and the existence of any claim or cause of action by the Executive against Feather River shall not constitute a defense to the enforcement of such covenants against the Executive.

                                      ARTICLE IV
                                     COMPENSATION

    4.1 COMPENSATION. As consideration for entering into this Agreement, on the Closing Date, Feather River shall pay to the Executive, whether or not Executive is an officer, director, employee of or consultant to Feather River, the sum of $10,000.

    4.2 CHARACTER OF PAYMENTS. Feather River and the Executive agree and acknowledge that the payment due the Executive hereunder is in consideration of Executive's refraining from competing with Feather River or EPI for the period specified in this Agreement.


                                      ARTICLE V
                                       GENERAL

         5.1  AMENDMENTS.    To the fullest extent permitted by law, this
Agreement may be amended by agreement in writing of the parties hereto at any time.

         5.2  INTEGRATION.   This Agreement constitutes the entire agreement
between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understanding of the parties in connection therewith.

         5.3  TERMINATION.

              (a) This Agreement shall terminate automatically without further action in the event that the Purchase Agreement is terminated prior to the Closing in accordance with its terms.

              (b)  Unless sooner terminated under subsection (a) of this
Section 5.3, the obligations of the Executive under Section 2.1 and 2.2 of this Agreement shall terminate on the earlier of (i) mutual agreement of the Executive and Feather River, (ii) in the event Executive's employment with EPI is terminated by EPI or Feather River other than for "cause," as defined in section 6(c) of that certain Employment Agreement between EPI, Feather River and the Executive, dated as of 9/16, 1996; or (iii) on the third anniversary following the end of Executive's employment with EPI.




         5.4  SPECIFIC PERFORMANCE.    The Executive and Feather River each
expressly acknowledge that, in view of the uniqueness of the obligations of the Executive contemplated hereby, Feather River would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed by the Executive in accordance with its terms, and therefore the Executive and Feather River agree that Feather River shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which they may be entitled at law or in equity.

         5.5  SEVERABILITY AND THE LIKE.    If any provision of this Agreement
shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid and enforceable under applicable law. If any provisions shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

         5.6  NOTICES   Any notice or communication required or permitted
hereunder, shall be deemed to have been given if in writing and (a) delivered in person, (b) delivered by confirmed facsimile transmission, (c) sent by overnight carrier, postage prepaid with return receipt requested or (d) mailed by certified or registered mail, postage prepaid with return receipt requested, addressed as follows:

If to Feather River, addressed to:

         Feather River State Bank
         1005 Stafford Way
         Yuba City, California 95991
         Attention:  Robert J. Mulder
         Telecopier No.: (916) 674-4443

With a copy addressed to:

         Manatt, Phelps & Phillips, LLP
         11355 West Olympic Blvd.
         Los Angeles, CA 90064
         Attention:  William T. Quicksilver, Esq.
         Telecopier No:  (310) 312-4224

If to Executive, addressed to:

         Carolyn E. Roth
         112 Gray Canyon Road
         Folsom, California 95630

With a copy addressed to:

         Brewer, Corrigan & Smith
         401 W. A Street
         21st Floor
         San Diego, California 92101-7908
         Attn:  William K. Brewer
         Telecopier:  (619) 231-3511


or at such other address and to the attention of such other person as a party may notice to the others in accordance with this Section 5.6. Any such notice or communication shall be deemed received on the date delivered personally or delivered by confirmed facsimile transmission, on the next Business Day after it was sent by overnight carrier, postage prepaid with return receipt requested, or on the third Business Day after it was sent by certified or registered mail, postage prepaid with return receipt requested.

         5.7  WAIVER OF BREACH.   Any failure or delay by  Feather River in
enforcing any provision of this Agreement shall not operate as a waiver of this Agreement. The waiver by Feather River of a breach of any provision of this Agreement shall not operate as a waiver of this Agreement. The waiver by Feather River of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent breach or violation of the Agreement. All waivers shall be in writing and signed by the party to be bound.

         5.8  ASSIGNMENT.    This Agreement shall be assignable by Feather
River only in connection with a sale of all or substantially all of its assets or a merger or reorganization in which it is not the surviving corporation. Any attempted assignment in violation of this prohibition shall be null and void.

         5.9 BINDING EFFECT; BENEFIT TO SUCCESSORS. This Agreement shall be binding upon the Executive and upon the Executive's successors and representatives and shall inure to the benefit of Feather River and its successors, representatives and assigns.

         5.10 GOVERNING LAW. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of California applicable to contracts between California parties made and performed in such State.

         5.11 HEADINGS. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         5.12 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto.

    IN WITNESS WHEREOF, the parties to this Agreement have caused and duly executed this Agreement as of the day and year first above written.

                                  FEATHER RIVER STATE BANK


                                       /s/ Robert J. Mulder
                                  By:-------------------------------------
                                       Robert J. Mulder



                                  Title:----------------------------------
                                       President


                                  EXECUTIVE


                                  Carolyn E. Roth

                                    /s/ Carolyn E. Roth
                                  ----------------------------------------
                                         (Signature)